CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as amended, replaced, restated or supplemented from time to time, this "Agreement") is made as of the 31st day of March, 1998 by and among JOHN B. SANFILIPPO & SON, INC., a Delaware corporation ("Sanfilippo"), SUNSHINE NUT CO., INC., a Texas corporation ("Sunshine"), JBS INTERNATIONAL, INC., a Barbados corporation ("JBS") and QUANTZ ACQUISITION CO., INC., a Delaware corporation ("Quantz" and collectively with Sanfilippo, Sunshine and JBS, the "Borrower"), the financial institutions listed on the signature pages hereof and each other financial institution that may hereafter become a party hereto in accordance with the provisions hereof (collectively "Lenders" and individually a "Lender") and U.S. BANCORP AG CREDIT, INC. f/k/a FBS Ag Credit, Inc., a Colorado corporation ("U.S. Bancorp"), in its capacity as Agent for the Lenders and for the Issuer (in such capacity, the "Agent").

                          RECITAL

The Borrower has requested that Lenders make loans, advances, extensions of credit and/or other financial accommodations to or for the benefit of the Borrower, and Lenders are willing to do so on the terms and conditions herein contained.

NOW, THEREFORE, in consideration of the foregoing and of the terms and conditions contained in this Agreement, and of any loans or extensions of credit or other financial accommodations at any time made to or for the benefit of the Borrower by Lenders, the Borrower and Lenders agree as follows:

 1	DEFINITIONS.

1.1 GENERAL DEFINITIONS. When used herein, the following capitalized terms shall have the meanings indicated, whether used in the singular or the plural:

"ACCOUNTS" shall mean all present and future rights (including without limitation, rights under any Margin Accounts) of the Borrower to payment for Inventory or other goods sold or leased or for services rendered, which rights are not evidenced by instru-ments or chattel paper, regardless of whether such rights have been earned by performance.

"ADJUSTED FUNDED DEBT" shall mean, without duplication, the outstanding principal amount of all interest bearing indebtedness for borrowed money (including without limitation, capitalized leases and all current maturities of long term debt), minus all of the Liabilities.


"AFFILIATE" shall mean any Person: (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Borrower; (b) that directly or beneficially owns or holds ten percent (10%) or more of any class of the voting stock of the Borrower; (c) ten percent (10%) or more of the voting stock (or in the case of a Person which is not a corporation, ten percent (10%) or more of the equity interest) of which is owned directly or beneficially or held by the Borrower; or (d) that is a director or officer of the Borrower. Notwithstanding the foregoing, neither the Agent nor any Lender shall be deemed to be an Affiliate of the Borrower.

"AGENT" shall have the meaning set forth in the introduction hereto and shall include any successor agent which has been appointed in accordance with Section 12.7.

"AGENT'S LETTER" shall mean the letter agreement between the Agent and the Borrower of even date with this Agreement.

"ANNIVERSARY DATE" shall mean April 1, 1999 and each April 1 thereafter.

"APPLICABLE MARGIN" shall mean with respect to Revolving Loans which are Reference Rate Loans or Eurodollar Rate Loans, the rates per annum set forth below for the then applicable Financial
Performance Level:


Financial
Performance Level        Reference Rate         Eurodollar Rate

Level 1                       0.25%                   2.0%

Level 2                       0.0%                    1.50%

Level 3                       0.0%                    1.25%

Level 4                       0.0%                    1.0%

Level 5                       0.0%                    0.75%


"AVAILABLE AMOUNT" shall mean, at any time, an amount equal to the excess of: (a) the Loan Commitment minus (b) the sum of
(i) the aggregate amount of the Loan Liabilities, and (ii) the aggregate amount of the LC Obligations.

"BAINBRIDGE BONDS" shall mean the bonds now or hereafter issued pursuant to the Bainbridge Indenture.

"BAINBRIDGE BOND DOCUMENTS" shall mean all agreements, instruments and documents as now in effect and executed or delivered in connection with the Bainbridge Indenture, and as the same may be amended, replaced, restated and/or supplemented from time to time hereafter, including without limitation, the Bainbridge Loan Agreement.

"BAINBRIDGE INDENTURE" shall mean that certain Trust
Indenture dated as of June 1, 1987 between the Decatur County -
Bainbridge Industrial Development Authority and Trust Company
Bank, as now in effect and as the same may be amended, replaced, restated and/or supplemented from time to time hereafter.

"BAINBRIDGE LC" shall mean any LC now in existence or hereafter issued pursuant to this Agreement for the purpose of securing the payment of principal or interest on the Bonds.

"BAINBRIDGE LOAN AGREEMENT" shall mean that certain Loan
Agreement dated as of June 1, 1987, between the Decatur County -
Bainbridge Industrial Development Authority and Sanfilippo, as now in effect and as the same may be amended, replaced, restated and/or supplemented hereafter.

"BAINBRIDGE LOAN DOCUMENTS" shall mean all agreements, instruments and documents executed or delivered in connection with the Bainbridge Loan Agreement, as now in existence and as the same may be amended, replaced, restated and/or supplemented from time to time.

"BAINBRIDGE TRUSTEE" shall mean the trustee under the Bainbridge Indenture.

"BANK OF AMERICA" shall mean Bank of America Illinois, individually and as collateral agent pursuant to that certain Intercreditor and Collateral Agency Agreement dated as of January 24, 1997 among Bank of America Illinois, Sanfilippo, Sunshine, Quantz Acquisition Co., Inc., and the other parties that were signatories thereto.

"BUSINESS DAY" shall mean any day other than a day on which commercial banks are authorized or required to close in Denver, Colorado and, if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Rate Loan or a notice by the Borrower with respect to any such borrowing, payment, prepayment or Interest Period, any day which is also a day on which dealings in Dollar deposits are carried on the interbank market selected by the Agent for purposes of selling the Eurodollar Rate.

"CAPITAL EXPENDITURES" shall mean, as to any Person for any period, payments which are made by such Person for the lease, purchase, improvement, construction or use of any property, the value or cost of which under GAAP is required to be capitalized and appear on such Person's balance sheet in the category of property, plant or equipment, without regard to the manner in which such payments or the instrument pursuant to which they are made are characterized by such Person or any other Person, and shall include without limitation, payments for the installment purchase of property and payments under Capital Lease Obligations.

"CAPITAL LEASE OBLIGATION" shall mean, at the time of any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

"CLOSING DATE" shall mean March 31, 1998.

"COMMITMENT" shall mean, as to any Lender, such Lender's
Loan Commitment and/or such Lender's LC Commitment, and
"COMMITMENTS" shall mean collectively, the Commitments for all the Lenders.

"DEFAULT" shall mean the occurrence or existence of: (a) an event which, through the passage of time or the service of notice or both, would (assuming no action is taken by the Borrower or any other Person to cure the same) mature into a Matured Default;
(b) an event which requires neither the passage of time nor the service of notice to mature into a Matured Default; or (c) the occurrence of a breach or a default under any other agreement at any time in existence between the Borrower and the Agent or any of the Lenders, including without limitation, any of the Financing Agreements.

"DOLLARS" AND "$" shall mean lawful currency of the United
States of America.

"EBITDA" shall mean, for any period of determination and with respect to any Person, the net income of such Person before provision for income taxes, interest expense (including without limitation, implicit interest expense on capitalized leases), depreciation, amortization and other noncash expenses or charges, excluding (to the extent otherwise included): (a) nonoperating gains (including without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than Inventory or property, plant and equipment) during the applicable period; and
(b) similar nonoperating losses during such period.


"EQUIPMENT" shall mean any and all goods, other than Inventory (including without limitation, equipment, machinery, implements, tools, parts and accessories) which are at any time owned by the Borrower, together with any and all accessions, parts and appurtenances.


"ERISA" shall mean the Employee Retirement Income Security
Act of 1974, as amended and in effect at any time.

"EURODOLLAR RATE" shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Rate Loan, the rate per annum equal to the rate at which Dollar deposits are offered for such Interest Period as set forth on, at the option of the Agent either the Reuters Screen LIBO Page or the Telerate Screen LIBO Page, in both cases at or about 9:00 a.m. (Denver time), two Business Days prior to the beginning of such Interest Period.

"EURODOLLAR RATE LOAN" shall mean any Loan which bears interest at the Eurodollar Rate plus the Applicable Margin.

"EXTENDED LC'S" shall mean any of the following: (a) any LC issued for the purpose of securing industrial development bond obligations of the Borrower; (b) the Bainbridge LC; or (c) any LC issued to the Commodity Credit Corporation or G.F.A./Commodity Credit Corporation PGCMA and having an expiration date more than twelve months after its issuance date.

"FARM PRODUCTS" shall mean all of the Borrower's seed and harvested or unharvested crops of all types and descriptions, whether annual or perennial and all other personal property of the Borrower used or for use in farming operations, including without limitation, native grass, grain, harvested crops, feed, feed additives, feed ingredients, feed supplements, fertilizer, hay, silage, supplies (including without limitation, veterinary supplies and related goods) and livestock (including without limitation, the offspring of such livestock and livestock in gestation) and any other "farm products" (as defined in the Code- ).

"FINANCIAL PERFORMANCE LEVEL" shall mean the applicable level of the Borrower's financial performance determined in accordance with the table and paragraph set forth below.


FINANCIAL PERFORMANCE LEVEL           RATIO OF ADJUSTED FUNDED DEBT TO EBITDA

Level 1                               Greater than or equal to 4.01 to 1.0

Level 2                               Less than 4.01 to 1.0 but greater than
                                      or equal to 3.51 to 1.0

Level 3                               Less than 3.51 to 1.0 but greater than
                                      or equal to 3.01 to 1.0

Level 4                               Less than 3.01 to 1.0 but greater than
                                      or equal to 2.51 to 1.0

Level 5                               Less than 2.51 to 1.0

The initial Financial Performance Level shall be Level 3. Beginning with the Borrower's fiscal quarter ending in March, 1998, the Agent will review the Borrower's financial performance as of each fiscal quarter end, after its receipt of the Borrower's financial statements and compliance certificate for such fiscal quarter, and will confirm the Borrower's calculation of its ratio of quarter end Adjusted Funded Debt to rolling four quarter EBITDA for such fiscal quarter. Any change in the Financial Performance Level will be effective thirty (30) days after Borrower's quarter end and Agent's receipt of the financial statements and compliance certificate supporting such change. If Borrower's financial statements and compliance certificate for any fiscal quarter are not delivered to the Agent on a timely basis, the Agent may, at its option, deem the Borrower's Financial Performance Level to be Level 1 until ten (10) Business Days after the Agent's receipt of such financial statements and compliance certificate.

"FINANCING AGREEMENTS" shall mean this Agreement, the Notes, the Agent's Letter and all agreements, instruments and documents, including without limitation, all security agreements, loan agreements, notes, letter of credit applications, guarantees, mortgages, deeds of trust, chattel mortgages, subordination agreements, pledges, guaranties, assignments of proceeds, assignments of income, assignments of contract rights, assignments of partnership interest, assignments of royalty interests, assignments of performance or other collateral assignments, completion or surety bonds, standby agreements, undertakings, powers of attorney, consents, assignments, contracts, notices, leases, financing statements and all other documents, agreements, instruments and other written matter at any time executed by or on behalf of the Borrower and delivered to the Agent or any of the Lenders pursuant to this Agreement, whether as security for the payment or performance of the Notes or the Liabilities or otherwise, together with any and all amendments, modifications, supplements, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing, and together with all agreements, instruments and documents referred to therein or contemplated thereby.

"FISCAL YEAR" shall mean the fiscal year of the Borrower, which shall be the twelve month period ending on the last
Thursday in June in each year.

"FIXED CHARGE COVERAGE RATIO" shall mean for any period of determination, the ratio of: (a) Unallocated Cash Flow plus interest paid during such period; over (b) the amount of scheduled principal payments actually made during such period with respect to long term debt, plus interest paid during such period.


"GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

"GENERAL INTANGIBLES" shall mean all of the Borrower's right, title and interest in and to any bank deposit accounts, customer deposit accounts, deposits, rights related to prepaid expenses, negotiable or nonnegotiable instruments or securities, chattel paper, choses in action, causes of action and all other intangible personal property of every kind and nature (other than Accounts), including without limitation, corporate or other business records, inventions, designs, patents, patent applica-tions, trademarks, trade names, trade secrets, goodwill, registrations, copyrights, licenses, franchises, customer lists, tax refunds, tax refund claims, customs claims, guarantee claims, cooperative memberships or patronage benefits, rights to any government subsidy, set aside, diversion, deficiency or disaster payment or payment in kind, milk bases, brands and brand registrations, water rights (including without limitation, water stock, ditch rights, well permits, water permits, applications and the like), Commodity Credit Corporation storage agreements or contracts, leasehold interests in real and personal property and any security interests or other security held by or granted to the Borrower to secure payment by any account debtor of any of the Accounts, and any other "general intangibles" (as defined in the Code).

"GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation, any arbitration panel, any court or any commission.

"GOVERNMENTAL REQUIREMENT" shall mean any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement of any federal, state, county, municipal, parish, provincial or other Governmental Authority or any department, commission, board, court, agency or any other instrumentality of any of them.

"HIGHEST LAWFUL RATE" shall mean, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged, or received with respect to the Notes or on other amounts, if any, payable to such Lender pursuant to this Agreement or any other Financing Agreements, under laws applicable to such Lender which are presently in effect, or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.


"INTEREST PERIOD" shall mean with respect to Eurodollar Rate Loans, the period of time for which the Eurodollar Rate shall be in effect as to any Eurodollar Rate Loan and which shall be a 1, 2, 3 or 6 month period of time, commencing with the borrowing date of the Eurodollar Rate Loan or the expiration date of the immediately preceding Interest Period, as the case may be, applicable to and ending on the effective date of any rate change or rate continuation made as provided in Section 3.2 as the Borrower may specify in the notice of borrowing delivered pursuant to Section 2.1 or the notice of interest conversion delivered pursuant to Section 3.2; provided however, that: (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; (b) no Interest Period shall extend beyond the Maturity Date; and (c) there shall be no more than 5 Interest Periods at any one time.

"INVENTORY" shall mean any and all goods which shall at any time constitute "inventory" (as defined in the Code) or Farm Products of the Borrower, wherever located (including without limitation, goods in transit), or which from time to time are held for sale, lease or consumption, furnished under any contract of service or held as raw materials, work in process, finished inventory or supplies (including without limitation, packaging and/or shipping materials).

"IRC" shall mean the Internal Revenue Code of 1986, as amended, as in effect at any time, together with all regulations, rulings and interpretations thereof or thereunder issued by the Internal Revenue Service.

"ISSUER" shall mean any party that issues an LC pursuant to this Agreement.

"LC" shall mean each letter of credit issued pursuant to this Agreement.

"LC COMMITMENT" shall mean as to any Lender, such Lender's
Pro Rata Percentage of $20,000,000 using the percentage set forth opposite such Lender's name under the heading "Loan Commitments" on Exhibit 1A, as such amount may be reduced or terminated from time to time pursuant to Section 4.4 or 11.1, less such Lender's Pro Rata Percentage of payments received with respect to the LC Obligations, and "LC Commitments" shall mean collectively, the LC Commitments for all the Lenders.

"LC OBLIGATIONS" shall mean, at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the outstanding LC's plus (b) the aggregate amount of drawings under LC's which have not been reimbursed pursuant to Section 2.2(f).

"LIABILITIES" shall mean any and all liabilities, obligations and indebtedness of the Borrower to the Agent, the Lenders or the Issuer under the Financing Agreements of any and every kind and nature, at any time owing, arising, due or payable and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise (including without limitation, LC Obligations and obligations of performance) and whether arising or existing under this Agreement or any of the other Financing Agreements or by operation of law.

"LOAN COMMITMENT" shall mean as to any Lender, such Lender's
Pro Rata Percentage of $70,000,000 as set forth opposite such Lender's name under the heading "Loan Commitments" on Exhibit 1A, as such amount may be reduced or terminated from time to time pursuant to Section 4.4 or 11.1, and "LOAN COMMITMENTS" shall mean collectively, the Loan Commitments for all the Lenders.

"LOAN LIABILITIES" shall mean all of the Liabilities other than the LC Obligations.

"LOANS" shall mean all loans made pursuant to this Agreement, whether Reference Rate Loans or Eurodollar Rate Loans.

"MARGIN ACCOUNTS" shall mean all futures contracts or funds and other property related to such futures contracts, which the Borrower or the Borrower's authorized attorney-in-fact may acquire, accumulate, withdraw or pay out, and which may be held with any broker, including without limitation, any balance credited to any Margin Account upon its closing.

"MATURED DEFAULT" shall mean the occurrence or existence of any one or more of the following events: (a) the Borrower fails to pay any of the Liabilities consisting of principal or interest within five (5) Business Days after the time such Liabilities have become due or are declared due; (b) the Borrower fails to pay any of the Liabilities (other than principal and interest) within ten (10) Business Days after the time such Liabilities have become due or are declared due; (c) the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in Sections 10.1,
10.2 or 10.4; (d) the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agree-ments contained in this Agreement or in any of the other Financing Agreements (other than those covenants, conditions, promises and agreements referred to or covered in (a), (b), and
(c) above and other than the covenants set forth in Section 9.6), and such failure or neglect continues for more than thirty (30) days after the earlier of the date the Agent gives the Borrower written notice thereof or the date the Borrower first learns of such failure or neglect, provided however, that such grace period shall not apply, and a Matured Default shall be deemed to have occurred and to exist immediately if such failure or neglect may not, in the Agent's reasonable determination, be cured by the Borrower during such thirty (30) day grace period; (e) [intentionally omitted]; (f) any warranty or representation at any time made by or on behalf of the Borrower in connection with this Agreement or any of the other Financing Agreements is untrue or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by or on behalf of the Borrower to the Agent or the Lenders is untrue or incorrect in any material respect on the date as of which the facts set forth therein are stated or certified; (g) a judgment in excess of $1,000,000 is rendered against the Borrower and such judgment remains unsatisfied or undischarged and in effect for thirty (30) consecutive days without a stay of enforcement or execution, provided however, that this clause (g) shall not apply to any judgment for which the Borrower is fully insured and with respect to which the insurer has admitted liability in writing for such judgment; (h) all or any part of the Borrower's assets come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; (i) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against the Borrower or any guarantor of any of the Liabilities and such proceeding is not dismissed within sixty (60) days of the date of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by the Borrower or any guarantor of any of the Liabilities, or the Borrower or any guarantor of the Liabilities makes an assignment for the benefit of creditors; (j) the Borrower or any guarantor of any of the Liabilities voluntarily or involuntarily dissolves or is dis-solved, terminates or is terminated or dies; (k) the Borrower is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency or by the termination or expiration of any permit or license, from conducting all or any material part of the Borrower's business affairs; (l) the Borrower or any guarantor of any of the Liabilities fails to make any payment due or otherwise defaults on any other obligation for borrowed money in excess of $1,000,000 and the effect of such failure or default is to cause or permit the holder of such obligation or a trustee to cause such obligation to become due prior to its date of maturity; (m) any guarantor of any of the Liabilities purports to terminate its guaranty or to limit the application thereof to then existing Liabilities; (n) the Agent makes an expenditure under
Section 13.3 and the Borrower fails to reimburse the Agent for such an expenditure in accordance with Section 13.3; (o) the occurrence of a default, an event of default or a matured default under any other agreement, instrument or document at any time entered into between the Borrower and the Agent; or (p) the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in
Section 9.6 of this Agreement, and such failure or neglect continues for more than thirty (30) days after such failure or neglect first occurs, provided however, that such grace period shall not apply, and a Matured Default shall be deemed to have occurred and to exist immediately if such failure or neglect may not, in the Agent's reasonable determination, be cured by the Borrower during such thirty (30) day grace period.

"MATURITY DATE" shall mean March 31, 2001, or such later date as may be agreed upon in writing by the Borrower, the Agent and the Lenders, or the earlier date of termination in whole of the Commitments pursuant to Section 4.4 or 11.1.

"NOTES" shall mean the notes of the Borrower executed and delivered pursuant to this Agreement.

"PENSION PLAN" shall mean any employee pension benefit plan as defined in Section 3(2) of ERISA in which any personnel of the Borrower or an Affiliate which is under common control with the Borrower (within the meaning of Section 414 of the IRC) participate and which is subject to Title IV of ERISA or Section 412 of the IRC.


"PERSON" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, limited liability partnership, institution, entity, party or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including without limitation, any instrumentality, division, agency, body or department thereof).

"PRO RATA PERCENTAGE" shall mean a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender's Commitment and the denominator of which shall be the aggregate amount of all the Commitments of the Lenders, as adjusted from time to time in accordance with Section 13.24.

"PRUDENTIAL" shall mean The Prudential Insurance Company of
America.

"PRUDENTIAL AGREEMENT" shall mean that certain Second
Amended and Restated Note Agreement dated as of January 24, 1997 between Sanfilippo and Prudential, as the same may be amended, replaced, restated and/or supplemented from time to time.

"PRUDENTIAL NOTES" shall mean the "Notes" as such term is defined in the Prudential Agreement.

"REFERENCE RATE" shall mean the reference rate quoted by U.S. Bank as of 12:00 Noon on a given day in Minneapolis, Minnesota, which is a base rate that U.S. Bank from time to time establishes and which serves as a basis upon which effective rates of interest are calculated for those loans which make reference thereto. The Borrower acknowledges that said Reference Rate is not necessarily the lowest index rate used or the lowest rate made available to customers by said U.S. Bank.

"REQUIRED LENDERS" shall mean at any time, the Lenders having at least sixty-three percent (63%) of the aggregate amount of all of the Lenders' Commitments.

"TANGIBLE NET WORTH" shall mean as of any particular date, the difference between: (a) the Borrower's combined total assets as they would normally be shown on the balance sheet of the Borrower in accordance with GAAP, adjusted by deducting: (i) all values attributable to general intangibles, except: bank deposit accounts; Margin Accounts; government subsidy, set aside, diversion, deficiency or disaster payments receivable which are properly assigned to the Agent; and Commodity Credit Corporation storage agreement or contract receivables that are properly assigned to the Agent; and by deducting (ii) Accounts due from Affiliates with no further adjustment required for Accounts due from Affiliates already eliminated in combination except Accounts due from Affiliates which the Borrower could legally collect by setoff against Accounts due to Affiliates; and (b) the Borrower's combined total liabilities as they would normally be shown on the balance sheet of the Borrower, adjusted by adding as liabilities:
(i) all capitalized leases and guarantees of the indebtedness of Affiliates, with no further adjustment required for guaranteed indebtedness already included in the combined balance sheet, and by deducting from liabilities: (ii) any and all liabilities which are expressly subordinated on terms satisfactory to the Agent.

"TEACHERS" shall mean Teachers Insurance and Annuity
Association of America.

"TEACHERS AGREEMENT" shall mean that certain Note Purchase
Agreement dated as of August 30, 1995 between Sanfilippo and Teachers, as the same may be amended, replaced, restated and/or supplemented from time to time.

"TEACHERS NOTES" shall mean the "Notes" as such term is defined in the Teachers Agreement.

"TYPE" shall mean, with respect to any Loan, whether such Loan is a Reference Rate Loan or a Eurodollar Rate Loan.

"UNALLOCATED CASH FLOW" shall mean for any period of determination (a) EBITDA during such period, plus (b) net new long term debt incurred during such period, plus (c) net capital contributions during such period, minus (d) the amount of cash income taxes paid during such period, minus (e) the amount of cash dividends paid during such period, minus (f) the amount of cash interest paid during such period, minus (g) the net amount of capital expenditures during such period.

"U.S. BANK" shall mean a national banking association with its principal place of business in Minneapolis, Minnesota and an Affiliate of the Agent, which now or in the past is or has been known as U.S. Bank, and its successors and assigns, whether or not it or any such successor or assign is then known by such name.

"WORKING CAPITAL" shall mean as of any particular date, the amount of the Borrower's combined current assets, less the Borrower's combined current liabilities (including without limitation, the aggregate amount of Loans outstanding) determined in accordance with GAAP, adjusted by deducting: (i) all values attributable to general intangibles, except: bank deposit accounts; Margin Accounts; government subsidy, set aside, diversion, deficiency or disaster payments receivable which are properly assigned to the Agent; and Commodity Credit Corporation storage agreement or contract receivables that are properly assigned to the Agent; and by deducting (ii) Accounts due from Affiliates with no further adjustment required for Accounts due from Affiliates already eliminated in combination except Accounts due from Affiliates which the Borrower could legally collect by setoff against Accounts due to Affiliates, and treating as equity any and all liabilities which are expressly subordinated on terms satisfactory to the Agent.

"WORKING CAPITAL RATIO" shall mean as of any particular date, the ratio of the Borrower's combined current assets, to the Borrower's combined current liabilities determined in accordance with GAAP, treating all amounts currently owing to Affiliates as current liabilities and giving no value as assets to any amounts currently owing from Affiliates.

 1.2    INDEX TO OTHER DEFINITIONS.   When used herein, the
following capitalized terms shall have the meanings given in the indicated portions of this Agreement:

             TERM                        LOCATION

             Agreement                   introduction

             Application                 Section 2.2(c)

             Assignee                    Section 13.24

             Assignment and Acceptance   Section 13.24

             Borrower                    introduction

             Code                        Section 1.4

             Default Rate                Section 3.1(c)

             Environmental Laws          Section 7.9

             Equalization Transfer       Section 2.1(c)

             ERISA                       Section 7.19

             Excess                      Section 13.19

             U.S. Bancorp                introduction

             Issuer                      Section 2.2

             Lenders                     introduction

             Loan                        Section 2.1(a)

             Loan Account                Section 2.1(o)

             Note

             Section 2.1(h)Purchasing    Section 2.1(f)
             Lender

             Selling Lender              Section 2.1(f)

             Taxes                       Section 5.5(a)

             UCP                         Section 2.2(d)


 1.3 ACCOUNTING TERMS. Any accounting terms used in this Agreement which are not specifically defined in this Agreement shall have the meanings customarily given them in accordance with GAAP.

 1.4    OTHERS DEFINED IN COLORADO UNIFORM COMMERCIAL CODE.
All other terms contained in this Agreement (which are not specifically defined in this Agreement) shall have the meanings set forth in the Uniform Commercial Code of Colorado ("Code") to the extent the same are used or defined therein.

 2	LOANS AND LETTERS OF CREDIT.

 2.1    LOANS.

(a)	Subject to the terms and conditions and relying upon
the representations and warranties herein set forth, each Lender severally agrees to make revolving credit loans (each a "Loan" and more than one Loan, the "Loans") to the Borrower on any one or more Business Days prior to the Maturity Date, up to an aggregate principal amount of Loans not exceeding each such Lender's Pro Rata Percentage of the Available Amount on such Business Day. Within such limits and during such period and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Loans.


(b)	It is anticipated that on each Business Day the
Borrower may wish to borrow and repay Reference Rate Loans. To minimize the number of transfers of funds to and from the Lenders resulting from such borrowings and repayments, the Agent will fund daily Reference Rate Loans for the accounts of the Lenders and will apply daily repayments of Reference Rate Loans to the accounts of the Lenders, other than according to the Lenders' Pro Rata Percentages (i.e., without receiving from the other Lenders their Pro Rata Percentage of a Reference Rate Loan on the date of disbursement thereof or without paying the other Lenders their Pro Rata Percentage of a repayment of a Reference Rate Loan on the date of payment thereof), provided however, that no such Reference Rate Loan shall be made and no repayment of a Reference Rate Loan shall be applied other than according to the Lenders' Pro Rata Percentages, if: (i) at the time of such Reference Rate Loan or repayment the Agent has actual knowledge of a Matured Default, or (ii) after giving effect to the requested Reference Rate Loan or after applying the repayment, the absolute value of the amount that would have to be reallocated to make the Reference Rate Loans held according to the Lenders' Pro Rata Percentages, would exceed $5,000,000.

(c)	At any time in the discretion of the Agent and in any
event on the next to last Business Day of each week if the outstanding Reference Rate Loans are not held according to the Lenders' Pro Rata Percentages, the Agent shall give notice to the Lenders of the amount of funds to be transferred from the Agent to the Lenders, or from the Lenders to the Agent, or from one Lender to another, as the case may be (each such transfer, an "Equalization Transfer") required to cause the Reference Rate Loans to be held by the Lenders according to their Pro Rata Percentages. On the next Business Day following such notice the necessary Equalization Transfers shall be made in immediately available funds not later than 11:00 a.m. (Denver time).

(d)	Except as provided in Section 2.1(e), any Equalization
Transfer by the Lenders to the Agent shall be deemed to constitute Reference Rate Loans by such Lenders to the Borrower the proceeds of which will immediately be used to make repayments of Reference Rate Loans held by the Agent, and any Equalization Transfer by the Agent to the Lenders shall be deemed to constitute Reference Rate Loans by the Agent to the Borrower the proceeds of which will immediately be used to make repayments of Reference Rate Loans held by the Lenders.

(e)	In the event that on the date on which any Equalization
Transfer is required to be made pursuant to Section 2.1(c), a Matured Default of the type described in clause (i) of the definition thereof shall have occurred and be continuing, any Equalization Transfer by the Lenders to the Agent, and any Equalization Transfer by the Agent to the Lenders shall be deemed to constitute a purchase by the Lenders or the Agent, as the case may be, of a direct interest, in the amount of such Equalization Transfer, in outstanding Reference Rate Loans of the Lenders to the Borrower, to the end that each of the Lenders shall have an interest therein equal to their respective Pro Rata Percentages as of the date of occurrence of such Matured Default.

(f)	At any time after any Lender (a "Selling Lender") has
received any Equalization Transfer that constitutes a purchase by any other Lender (a "Purchasing Lender") of a direct interest in such Selling Lender's Reference Rate Loans pursuant to
Section 2.1(e), if such Selling Lender receives any payment on account of its Reference Rate Loans, such Selling Lender will distribute to such Purchasing Lender its proportionate share of such payment (appropriately adjusted in the case of interest payments, to reflect the period of time during which such Purchasing Lender's direct interest was outstanding and funded); provided however, that in the event that such payment received by such Selling Lender is required to be returned, such Purchasing Lender will return to such Selling Lender any portion thereof previously distributed to it by such Selling Lender.

(g) Each Lender's obligation to make Equalization Transfers pursuant to Section 2.1(c) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Agent or any other Person for any reason whatsoever;
(ii) the occurrence or continuance of a Default or a Matured Default or the termination of the Commitments; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person; (iv) any breach of this Agreement by the Borrower or any other Lender, including without limitation, any other Lender's failure to make any Equalization Transfer; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(h)	The Borrower shall execute and deliver to the Agent for
each Lender to evidence the Loans made by each Lender under such Lender's Loan Commitment, a revolving credit note (each such note, a "Note" and more than one Note, the "Notes"), which shall be (i) dated the date of the Closing Date; (ii) in the principal amount of such Lender's maximum Loan Commitment; and (iii) in substantially the form attached as Exhibit 2A, appropriately completed. Each Lender shall post (iv) the date and principal amount of each Loan made under such Note; (v) the rate of interest each such Loan will bear; and (vi) each payment of principal thereon; provided however, that any failure of such Lender to so post shall not affect the Borrower's obligations thereunder; and provided further, that such Lender's records as to such matters shall be controlling whether or not such Lender has so posted. The outstanding principal balance of each Note shall be payable on or before the Maturity Date.

(i)	In the event that the Borrower fails to pay any
principal or interest on the date the same is due and payable, the Agent may notify the Lenders to make a Loan to pay such past due amount and each Lender shall post its records with respect to such Loan in accordance with Section 2.1(h) of this Agreement; provided however, that any failure of such Lender to so post shall not affect the Borrower's obligations hereunder or under the Notes; and provided further, that such Lender's records as to such matters shall be controlling.

(j)	Each borrowing under this Agreement shall in the case
of any Eurodollar Rate Loan, be in an aggregate amount of not less than $1,000,000 or in integral multiples of $100,000 in excess thereof; and at the option of the Borrower, any borrowing may be comprised of two or more Loans bearing different rates of interest; provided however, that Loans made on the Closing Date or on the first Business Day after the Closing Date shall bear interest from the date of such Loan at a rate per annum equal to the lesser of (i) the Reference Rate in effect from time to time plus the Applicable Margin, or (ii) the Highest Lawful Rate, unless and until the Borrower gives notice under Section 3.2, and provided further that the Borrower may not have more than five (5) Eurodollar Rate Loans outstanding at any one time.
Each Loan shall be made upon prior written notice from the Borrower to the Agent delivered not later than 11:00 a.m. (Denver time) on the Closing Date with respect to any Loans to be made on the first Business Day after the Closing Date, or with respect to any Loans made thereafter, on the same Business Day as the proposed Loan if such borrowing is a Loan which is a Reference Rate Loan, or two Business Days prior to the proposed Loan if such borrowing is a Loan which is a Eurodollar Rate Loan. Each such notice of borrowing with respect to the Loans shall be irrevocable and shall specify (iii) the amount of the proposed borrowing; (iv) the date of the proposed borrowing; (v) the Type of each such Loan; and (vi) with respect to any Eurodollar Rate Loan, the Interest Period with respect to each such Loan and the expiration date of each such Interest Period. The Borrower shall give the Agent written (including facsimile) notice by the required time of any proposed borrowing. Neither the Agent nor any Lender shall incur any liability to the Borrower in acting upon any facsimile notice referred to above which the Agent believes in good faith to have been given by the Borrower, or for otherwise acting in good faith under this Section 2.1(j).

(k) The Agent shall promptly notify each Lender of any notice received by the Agent from the Borrower pursuant to
Section 2.1(j). In the case of a proposed borrowing of a Loan comprised of Eurodollar Rate Loans, the Agent shall also promptly notify each Lender of the applicable interest rate. Each Lender shall, before 11:00 a.m. (Denver time) on the date for any proposed Eurodollar Rate Loan and before 12:00 noon (Denver time) on the date for any proposed Reference Rate Loan, make available for the account of the Agent at its address set forth in Section 13.18, in same day funds, its Pro Rata Percentage of such borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 8, on the date for the proposed Loan, the Agent shall make the borrowing available to the Borrower in immediately available funds. Any Loan made by the Agent pursuant to a request believed by the Agent to be an authorized request by the Borrower for a Loan shall be deemed to be a Loan for all purposes with the same effect as if the Borrower had in fact requested the Agent to make such Loan.

(l)	Unless the Agent shall have received notice from a
Lender prior to the date of any borrowing of a Loan that such Lender will not make available to the Agent such Lender's Pro Rata Percentage of such Loan, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Loan in accordance with Section 2.1 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its Pro Rata Percentage available to the Agent, such Lender and the Borrower severally agree to repay to the Agent, within five (5) Business Days after demand therefor, such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, (i) in the case of the Borrower, at the interest rate applicable at the time the Loans comprising such borrowing were made, and (ii) in the case of such Lender, at the federal funds rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Loan as part of such borrowing for purposes of this Agreement.

(m)	The failure of any Lender to make the Loan or
Equalization Transfer to be made by it as required by this Agreement shall not relieve any other Lender of its obligation, if any, to make its Loan or Equalization Transfer on the date the same is required to be made, but no Lender shall be responsible for the failure of any other Lender to make the Loan or Equalization Transfer to be made by such other Lender on the date required for the same.

(n)	Loans may be made by the Agent on the Agent's receipt
of written notice from the Chairman of the Board, the President or the Chief Financial Officer of Sanfilippo (provided that the Agent shall have received a satisfactory incumbency certificate containing a specimen signature of any such officer giving such notice), who are authorized to request Loans and direct the disposition of any such Loans until written notice of the revocation of such authority is received by the Agent at its address designated below. Any such Loans shall be conclusively presumed to have been made to or for the benefit of the Borrower when the Agent believes in good faith that such notice was made by authorized persons, or when said Loans are deposited to the credit of the account of the Borrower regardless of the fact that Persons other than those authorized hereunder may have authority to draw against such account.

(o)	The Agent shall maintain a loan account ("Loan
Account") on its books in which shall be recorded: (a) all Loans to the Borrower pursuant to this Agreement; (b) all payments made by the Borrower on all Loans; and (c) all other appropriate debits and credits as provided in this Agreement, including without limitation, all fees, charges, expenses and interest. All entries in the Borrower's Loan Account shall be made in accordance with the Agent's customary accounting practices as in effect from time to time. The Borrower promises to pay the amount reflected as owing by and under its Loan Account and all other obligations hereunder as such amounts become due or are declared due pursuant to the terms of this Agreement.

(p)	All Loans to the Borrower, and all other debits and
credits provided for in this Agreement, shall be evidenced by entries made by the Agent in its internal data control systems showing the date and amount of each such debit or credit. The balance in the Borrower's Loan Account, as set forth on the Agent's most recent printout, shall be rebuttable presumptive evidence of the amounts due and owing the Agent, the Lenders and the Issuer by the Borrower.

(q)	The purpose of the Loans is to provide working capital
for the Borrower's operations and for the making of capital expenditures and acquisitions otherwise permitted by this Agreement.

 2.2    LC'S.

(a)	Subject to the terms and conditions of this Agreement,
the Borrower may from time to time request that the Agent issue or cause to be issued by an Affiliate of the Agent one or more LC's for the Borrower's account for any proper business purpose as determined by the Agent in its reasonable discretion (the Agent or its Affiliate thereby becoming the "Issuer"); provided however, that except as provided in Section 2.2(b), the Agent shall not issue or cause its Affiliate to issue any such LC if
(i) such issuance would cause the LC Obligations to exceed $20,000,000 at the time of such issuance, (ii) the face amount of such LC exceeds the Available Amount at the time of such issuance, or (iii) the proposed expiry date for the LC is on or after a date which is the earlier of (A) twelve (12) months after its date of issuance or (B) the Maturity Date.

(b)	Subject to the terms and conditions of this Agreement,
the Borrower may from time to time request that the Agent issue or cause to be issued by an Affiliate of the Agent Extended LC's for the Borrower's account (the Agent or its Affiliate thereby becoming the "Issuer"); provided however, that the Agent shall not issue or cause its Affiliate to issue any such Extended LC's if (i) such issuance would cause the LC Obligations to exceed $20,000,000 at the time of such issuance, (ii) the face amount of such LC exceeds the Available Amount at the time of such issuance, or (iii) the proposed expiry date for the Extended LC is on or after June 1, 2002.

(c)	In order to effect the issuance of each LC, the
Borrower shall deliver to the Agent a letter of credit application (the "Application") not later than 11:00 a.m. (Denver time), five (5) Business Days prior to the proposed date of issuance of the LC. The Application shall be duly executed by a responsible officer of the Borrower, shall be irrevocable and shall (i) specify the day on which such LC is to be issued (which shall be a Business Day), and (ii) be accompanied by a certificate executed by a responsible officer stating that all conditions precedent to such issuance have been satisfied and setting forth calculations evidencing availability for any LC as required pursuant to Section 2.2(a).

(d)	Upon receipt of the Application, and satisfaction of
the applicable terms and conditions of this Agreement, and provided however, that no Default or Matured Default exists, or would, after giving effect to the issuance of the LC, exist, the Agent or its Affiliate shall issue such LC no later than the close of business, in Denver, Colorado or Minneapolis, Minnesota, on the date so specified. The Agent shall provide the Borrower and each Lender with a copy of the LC which has been issued. Each LC shall (i) provide for the payment of drafts presented for honor thereunder by the beneficiary in accordance with the terms thereof, when such drafts are accompanied by the documents described in the LC, if any, and (ii) to the extent not inconsistent with the express terms hereof or the applicable Application, be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (together with any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Agent or its Affiliate, the "UCP"), and shall, as to matters not governed by the UCP, be governed by, and construed and interpreted in accordance with, the laws of the State of Minnesota.

(e) Upon the issuance date of each LC, the Agent shall be deemed, without further action by any party hereto, to have sold to each other Lender, and each other Lender shall be deemed, without further action by any party hereto, to have purchased from the Agent, a participation, to the extent of such Lender's Pro Rata Percentage, in the LC, the obligations thereunder and in the reimbursement obligations of the Borrower due in respect of drawings made under the LC. If requested by the Agent, the other Lenders will execute any other documents reasonably requested by the Agent to evidence the purchase of such participations.

(f)	Upon the presentment of a draft for honor under any LC
by the beneficiary thereof which the Issuer has determined is in compliance with the conditions for payment thereunder, the Issuer shall promptly notify the Borrower, the Agent (as applicable) and each Lender of the intended date of honor of such draft, the amount due and owing in respect of such draft shall automatically and without any action by any Person be due and payable by the Borrower on the intended date of honor, and each Lender shall, notwithstanding any other provision of this Agreement (including the occurrence and continuance of a Default or a Matured Default), make available to the Agent for the benefit of the Issuer an amount equal to its Pro Rata Percentage of the presented draft on the day the Issuer is required to honor such draft. If such amount is not in fact made available to the Agent by such Lender on such date, such amount shall bear interest at the lesser of (i) the federal funds rate or (ii) the Highest Lawful Rate, payable on demand by the Agent. Each drawing under any LC shall constitute a request by the Borrower to the Agent for a borrowing pursuant to Section 2.1(a) of Loans in the amount of such drawing.

(g)	The Borrower's obligation to reimburse the Issuer for
the amount of any draft drawn under an LC shall be absolute, unconditional and irrevocable and shall be paid immediately to the Agent for the account of the Lenders upon demand by the Agent, and otherwise strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation, the following circumstances:

(i)	The existence of any claim, set-off, defense or
other rights which the Borrower may have at any time against any beneficiary or any transferee of any LC (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuer, any Lender or any other Person, whether in connection with this Agreement, any other Financing Agreement, the transactions contemplated herein or therein or any unrelated transaction, unless otherwise provided by the terms of such LC;

(ii)	Any statement or any other document presented
under any LC proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iii)	Payment by the Issuer under any LC against
presentation of a draft or certificate which does not comply with the terms of such LC, provided however, that such payment shall not have constituted gross negligence or willful misconduct of the Issuer; and

(iv)	Any other circumstance or event whatsoever,
whether or not similar to the foregoing, provided however, that such other circumstance or event shall not have been the result of gross negligence or willful misconduct of the Issuer.

(h)	The Borrower assumes all risks of the acts or omissions
of the beneficiary and any transferee of each LC with respect to its use of such LC. Neither the Issuer, the Agent nor any Lender shall be liable or responsible for, and the Borrower indemnifies and holds the Issuer, the Agent and each Lender harmless for:
(i) the use which may be made of any LC or for any acts or omissions of the beneficiary and any transferee thereof in connection therewith, or (ii) the validity or genuineness of documents, or of any endorsement(s) thereon, even if such documents should, in fact prove to be in any or all respects invalid, fraudulent or forged, or any other circumstances whatsoever in making or failing to make payment, against the Issuer, the Agent or any Lender, except damages determined to have been caused by gross negligence or willful misconduct of the Issuer in determining whether documents presented under an LC comply with the terms of such LC and there shall have been a wrongful payment as a result thereof; provided however, that it is the intention of the Borrower to indemnify the Issuer, the Agent and each Lender for the negligence of the Issuer, the Agent or each Lender respectively, other than negligence constituting gross negligence or willful misconduct. In furtherance and not in limitation of the foregoing, the Issuer may accept documents that appear on their face to be in order, without responsibility for investigation, regardless of any notice or information to the contrary.

(i)	In the event that any provision of an Application is
inconsistent, or in conflict with, any provision of this Agreement, including provisions for the rate of interest applicable to draws thereunder, delivery of collateral or rights of set-off or any representations, warranties, covenants or any events of default set forth therein, the provisions of this Agreement shall govern.

(j)	If any LC to be issued has an expiration date after the
Maturity Date, then as a condition to the issuance thereof, the Borrower shall deposit with the Agent, for the ratable benefit of the Lenders and the Issuer, cash collateral or other liquid collateral, of a type and in an amount which is satisfactory to the Lenders, in their sole discretion, to secure the LC Obligations relating to such LC.

 3	INTEREST.

 3.1    INTEREST.

The Borrower shall pay interest on the unpaid principal amount of each Loan made by each Lender from the date of such Loan until such principal amount shall be paid in full, at the times and at the rates per annum set forth below:

(a)	So long as no Matured Default has occurred or is
continuing, during such periods as such Loan is a Reference Rate Loan, a rate per annum equal to the lesser of (i) the sum of the Reference Rate in effect from time to time plus the Applicable Margin and (ii) the Highest Lawful Rate, payable monthly in arrears on the first day of each month commencing April 1, 1998, and on the Maturity Date. With respect to each Reference Rate Loan, the rate of interest accruing shall change concurrently with each change in the Reference Rate as announced by U.S. Bank.

(b)	So long as no Matured Default has occurred or is
continuing, during such periods as such Loan is a Eurodollar Rate Loan, a rate per annum during each Interest Period for such Loan, equal to the lesser of (i) the sum of the Eurodollar Rate for such Interest Period for such Loan plus the Applicable Margin and (ii) the Highest Lawful Rate, payable monthly in arrears on the first day of each month during the applicable Interest Period, and on the last day of such Interest Period.

(c)	After the occurrence of a Matured Default the Agent
may notify the Borrower that for so long as such Matured Default is continuing, any amount due hereunder, under the Notes or under any other Financing Agreements, whether for principal, interest (to the extent permitted by applicable law), fees, expenses or otherwise, shall bear interest, from the date on which such Matured Default occurs and during the continuation of such Matured Default, payable on demand, at a rate per annum (the "Default Rate") equal to the lesser of (i) the sum of three percent (3.0%) per annum plus the Reference Rate in effect from time to time and (ii) the Highest Lawful Rate.

(d)	All computations of interest pursuant to this Section
3.1 shall be made by the Agent on the basis of a year of 360 days, unless the foregoing would result in a rate exceeding the Highest Lawful Rate, in which case such computations shall be based on a year of 365 or 366 days, as the case may be. Interest, whether based on a year of 360, 365 or 366 days, shall be charged for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

3.2    VOLUNTARY CONVERSION OF LOANS.

The Borrower may on any Business Day, upon the Borrower's written (including facsimile) notice given by the Borrower to the Agent not later than 11:00 a.m. (Denver time) on the day which is two Business Days prior to the date of any proposed interest conversion or rollover, convert Loans from one Type to another Type, or continue or rollover existing Eurodollar Rate Loans; provided however, (a) with respect to any conversion into or rollover of a Eurodollar Rate Loan, no Default or Matured Default shall have occurred and be continuing, (b) with respect to any facsimile notice of interest conversion, the Borrower shall promptly confirm such notice by sending the original notice to the Agent, and (c) any continuation or rollover of Eurodollar Rate Loans for the same or a different Interest Period or into Reference Rate Loans, shall be made on, and only on, the last day of the Interest Period for such Eurodollar Rate Loans. Each such notice of interest conversion shall specify therein (d) the requested date of such conversion, and (e) if such interest conversion is into Loans constituting Eurodollar Rate Loans, the duration of the requested Interest Period for each such Loan. The Agent shall promptly deliver a copy of each such notice to each Lender. Each such notice shall be irrevocable and binding on the Borrower. If the Borrower shall fail to give a notice of interest conversion with respect to any Eurodollar Rate Loan as set forth above, such Loan shall automatically convert to a Reference Rate Loan on the last day of the Interest Period with respect thereto.

4      PAYMENTS; PREPAYMENTS; TERMINATION OF COMMITMENTS; ETC.

4.1    PAYMENT OF LOANS.

(a)	Whenever any payment hereunder or under any Note shall
be due on a day other than a Business Day, the date for payment of such amounts shall be extended to the next succeeding
Business Day, and such extension of time shall be included in the computation of payment of interest.

(b)	The Borrower shall make each payment hereunder and
under the Notes not later than 11:00 a.m. (Denver time) on the day when due in lawful money of the United States and in immediately available funds to the Agent for the account of the Lenders. Subject to Section 2.1, the Agent will promptly distribute in lawful money of the United States and in immediately available funds to each Lender its ratable (based on the respective Pro Rata Percentages of the Lenders) share of each such payment received by the Agent for the account of the Lenders.

4.2    OPTIONAL PREPAYMENTS ON THE LOANS.

The Borrower may at any time prepay the outstanding principal amount of any Loan, in either case in whole or in part, in accordance with this Section 4.2. The Borrower shall give prior notice of any such prepayment to the Agent, which notice shall be written for any prepayment of a Eurodollar Rate Loan, and which notice shall state the proposed date of such prepayment (which shall be a Business Day), and which notice shall be delivered to the Agent not later than 11:00 a.m. (Denver time): (a) with respect to any Loan which is a Reference Rate Loan, on the date of prepayment, and (b) with respect to any Loan which is a Eurodollar Rate Loan, two (2) Business Days prior to the date of prepayment. All prepayments of Reference Rate Loans shall be without premium or penalty of any kind. All prepayments of Eurodollar Rate Loans shall be made together with accrued and unpaid interest (if any) to the date of such prepayment on the principal amount prepaid without premium or penalty thereon, provided however, that funding losses incurred by any Lender as described in Section 5.3 shall be payable with respect to each such prepayment. All notices of prepayment shall be irrevocable and the payment amount specified in each such notice shall be due and payable on the prepayment date described in such notice, together with, in the case of Eurodollar Rate Loans, accrued and unpaid interest (if any) on the principal amount prepaid and any amounts due under Section
5.3. The Borrower shall have no optional right to prepay the principal amount of any Eurodollar Rate Loan other than as provided in this Section 4.2.

4.3    INTENTIONALLY OMITTED.


4.4    TERMINATION OF THE COMMITMENTS.

The Agent shall have the right, with the consent of the Required Lenders and without notice to the Borrower, to terminate the Commitments immediately upon a Matured Default, or upon the repayment in full of all of the Liabilities. In addition, the Loan Commitments shall be deemed immediately terminated and all of the Liabilities shall be immediately due and payable, without notice to the Borrower, on the Maturity Date. In the event any of the Commitments are terminated, the remainder of this Agreement shall remain in full force and effect until the indefeasible full payment and full satisfaction of the Liabilities. Notwithstanding the foregoing, in the event that a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by or against the Borrower, or the Borrower makes an assignment for the benefit of creditors, the Commitments shall be deemed to be terminated immediately, and all the Liabilities shall be due and payable, provided however, that in the event a proceeding against the Borrower is dismissed within sixty (60) days of the date of its filing and there is then no other basis for the termination of the Commitments or the acceleration of the Liabilities, then the Commitments shall be deemed to be reinstated and the acceleration of the Liabilities shall be deemed to be rescinded, both as of the date the order of dismissal becomes final and the Agent is given notice thereof.

5      INTEREST; INCREASED COSTS; TAXES; ETC.

5.1    EURODOLLAR RATE LOANS.

Anything in this Agreement to the contrary notwithstanding:

(a)	If any Lender shall notify the Agent that the
introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender to perform its obligations to make Eurodollar Rate Loans or to fund or maintain Eurodollar Rate Loans (whether or not such assertion carries the force of law), the obligation of such Lender to make, rollover or to convert Loans into Eurodollar Rate Loans shall be suspended until the circumstances causing such suspension no longer exist and the Agent shall have so notified the Borrower, and the existing Eurodollar Rate Loans of such Lender shall automatically convert, on and as of the date of such suspension, into Reference Rate Loans; provided that each Lender represents and warrants to the Borrower that as of the later of (i) the Closing Date or (ii) the date on which it shall have executed an Assignment and Acceptance pursuant to
Section 13.24(a), it has no actual knowledge that it would be unlawful for such Lender to make Eurodollar Rate Loans as contemplated.

(b)	If the Required Lenders shall, not later than 11:00
a.m. (Denver time) one Business Day before the date of any requested borrowing consisting of Eurodollar Rate Loans, notify the Agent that the Eurodollar Rate for Eurodollar Rate Loans comprising such borrowing will not adequately reflect the cost to such Required Lenders of making or funding their respective Eurodollar Rate Loans for such borrowing, the right of the Borrower to select Eurodollar Rate Loans for such borrowing or any subsequent borrowing respectively shall be suspended until the Required Lenders shall notify the Agent that the circumstances causing such suspension no longer exist, and the Eurodollar Rate Loans comprising such requested borrowing shall be Reference Rate Loans.

5.2    INCREASED COSTS.

If, due to either (a) the introduction of or any change in or in the interpretation of any law or regulation or (b) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost or reduction in yield or rate of return to any Lender of agreeing to make or making or maintaining any Eurodollar Rate Loan or maintaining its Commitment with respect thereto (other than any increase in income or franchise taxes imposed on it by the jurisdiction under the laws of which such Lender is organized or the jurisdiction in which such Lender's relevant office is located), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost, reduction in yield or rate of return, provided however, that similar compensation is also customarily demanded by such Lender from other borrowers similarly situated and under similar circumstances. Any request for payment under this Section 5.2 will be submitted to the Borrower and the Agent by such Lender identifying with reasonable specificity the basis for and the amount of such increased cost, and shall be conclusive and binding for all purposes, absent manifest error.

 5.3    FUNDING LOSSES.

The Borrower will indemnify each Lender against, and reimburse each Lender on demand for, any loss, cost or expense incurred or sustained by such Lender (including without limitation, any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund or maintain any Loan) as a result of (a) any payment, conversion, rollover, or prepayment (whether authorized or required hereunder or otherwise) of all or a portion of any Loan on a day other than the last day of an Interest Period for such Loan; (b) any payment, conversion, rollover or prepayment (whether required hereunder or otherwise) of such Lender's Loan made after the delivery of a notice of borrowing delivered pursuant to Section 2.1(j) (whether oral or written) but before the proposed date for such Eurodollar Rate Loan if such payment or prepayment prevents the proposed borrowing from becoming fully effective; (c) after receipt by the Agent of a notice of borrowing delivered pursuant to
Section 2.1(j), the failure of any Loan to be made or effected by such Lender due to any condition precedent to a borrowing not being satisfied or due to any other action or inaction of the Borrower; or (d) any rescission of a notice of borrowing delivered pursuant to Section 2.1(j) or a notice of interest conversion delivered pursuant to Section 3.2. Any Lender demanding payment under this Section 5.3 shall deliver to the Borrower and the Agent a statement reasonably setting forth the amount and manner of determining such loss, cost or expense, which statement shall be conclusive and binding for all purposes, absent manifest error. Compensation owing to a Lender as a result of any such loss, cost or expense resulting from a payment, prepayment, conversion or rollover of a Eurodollar Rate Loan shall include without limitation, an amount equal to the sum of the amount of the interest that, but for such event, such Lender would have earned for the remainder of the applicable Interest Period plus any expense or penalty incurred by such Lender.

5.4    CAPITAL ADEQUACY REQUIREMENTS.

(a)	If any Lender shall have determined that the adoption
after the date of this Agreement of any applicable law, rule or regulation regarding capital adequacy, or any change therein after the date of this Agreement, or any change in the interpretation or administration thereof after the date of this Agreement by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency issued after the date of this Agreement, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender, and that the amount of such capital requirement is increased, or has or would have the effect of reducing the rate of return on such Lender's or such corporation's capital to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance, in each case as a consequence of its obligations hereunder (taking into consideration such Lender's policies with respect to capital adequacy), then the Borrower shall pay to such Lender such additional amount or amounts as are reasonably determined by such Lender to be sufficient to compensate such Lender or such corporation in the light of such circumstances, provided however, that similar compensation is also customarily demanded by such Lender from other borrowers similarly situated and under similar circumstances.

(b)	A certificate of such Lender setting forth such amount
or amounts as shall be necessary to compensate such Lender as specified in Section 5.4(a) above shall be delivered as soon as practicable to the Borrower and shall be conclusive and binding, absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after such Lender delivers such certificate. In preparing such certificate, such Lender may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable and may use any reasonable averaging and attribution method.

5.5    TAXES.

(a) Any and all payments by the Borrower hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, deductions, charges or withholdings, and all liabilities with respect thereto, including without limitation, such taxes, deductions, charges, withholdings or liabilities whatsoever imposed, assessed, levied or collected by any taxing authority and all (other than to the extent due to the gross negligence or willful misconduct of any Lender) interest, penalties, expenses or similar liabilities with respect thereto ("Taxes"), excluding however, from the definition of Taxes, in the case of each Lender and the Agent, taxes imposed on its income (including penalties and interest payable in respect thereof), and franchise taxes imposed on it by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.5) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made and (ii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)	In addition, the Borrower agrees to pay any present or
future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter included within the definition of "Taxes").

(c)	The Borrower will indemnify each Lender and the Agent
for the full amount of Taxes (including without limitation, any Taxes imposed by any jurisdiction on amounts payable under this
Section 5.5) paid by such Lender or the Agent (as the case may
be) and any liability arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within five (5) days from the date such Lender or the Agent (as the case may be) makes written demand therefor; provided however, to the extent that any Lender is reimbursed for any Tax that was incorrectly or illegally asserted in connection with this Agreement or the Notes, such Lender shall promptly return to the Borrower the amount of such reimbursement net of any costs of recovery, together with any interest that may have been paid by the taxing jurisdiction with respect thereto, to the extent the Borrower has actually paid such Lender with respect thereto.

(d)	Promptly after the date on which payment of any Taxes
are due pursuant to applicable law, the Borrower will, at the request of the Agent or any Lender, furnish to the Agent or such Lender evidence in form and substance satisfactory to the Agent or such Lender, that the Borrower has met its obligations under this Section 5.5.

(e)	Without prejudice to the survival of any other
agreement of the Borrower, the agreement and obligations of the Borrower contained in this Section 5.5 shall survive the payment in full of principal and interest hereunder and under the Notes.

6      FEES.


6.1    NON-USE FEE WITH RESPECT TO ALL COMMITMENTS.

The Borrower agrees to pay to the Agent for distribution to the Lenders (based on their respective Pro Rata Percentages) a quarterly non-use fee from the Closing Date to the Maturity Date, on the daily average unused amount of the Commitments (accrued on the basis of a 360 day year, and charged for actual days elapsed). The rate at which the non-use fee is calculated during any quarter shall be the rate set forth below for the then applicable Financial Performance Level:

          Financial
          Performance Level          Non-Use Fee Rate

          Level 1                    0.375%

          Level 2                    0.25%

          Level 3                    0.25%

          Level 4                    0.25%

          Level 5                    0.125%


The quarterly non-use fee shall be due and payable in arrears on the first day of each January, April, July and October hereafter through the Maturity Date, unless the Borrower has fully terminated the Commitment in accordance with Section 4.4 and there are then no outstanding Letter of Credit Obligations. A pro-rated non-use fee shall also be due and payable on the Maturity Date and on any date on which the Borrower terminates the Commitment in full in accordance with Section 4.4. Each quarterly non-use fee shall be earned as it accrues and, at the option of the Agent, shall be paid by Agent initiated Loans.

6.2    ADDITIONAL FEES WITH RESPECT TO LC'S.

The Borrower agrees to pay to the Agent for distribution to the Lenders (based on their respective Pro Rata Percentages) a quarterly fee in respect of each LC issued hereunder from the Closing Date to the Maturity Date, on the face amount of such LC (accrued on the basis of a 360 day year, and charged for actual days elapsed). The rate at which the LC fee is calculated during any quarter shall be the rate set forth below for the then applicable Financial Performance Level:


                                                        RATE FOR LC'S
FINANCIAL              RATE FOR LC'S EXPIRING           EXPIRING MORE THAN 12
PERFORMANCE LEVEL      WITHIN 12 MONTHS OF ISSUANCE     MONTHS AFTER ISSUANCE

Level 1                        2.0%                           2.25%

Level 2                        1.5%                           1.75%

Level 3                        1.25%                          1.5%

Level 4                        1.0%                           1.25%

Level 5                        0.75%                          1.0%


The quarterly LC fee shall be due and payable in arrears on the first day of each January, April, July and October hereafter through the Maturity Date, unless the Borrower has fully terminated the Commitment in accordance with Section 4.4 and there are then no outstanding Letter of Credit Obligations. A pro-rated LC fee shall also be due and payable on the Maturity Date and on any date on which the Borrower terminates the Commitment in full in accordance with Section 4.4. Each quarterly LC fee shall be earned as it accrues and, at the option of the Agent, shall be paid by Agent initiated Loans. The Borrower shall also pay to the Agent for the account of the Affiliate of the Agent issuing any LC, the normal and customary processing fees charged by such Affiliate in connection with the issuance of or drawings under each such LC.

6.3    AGENT'S FEES.

The Borrower agrees to pay to the Agent, in respect of its administrative duties hereunder, fees in the amounts set forth in the Agent's Letter. The closing fee, the initial annual arranger fee and the initial annual audit fee (all as described therein) shall be due and payable in advance on the date of this Agreement. The subsequent annual arranger and audit fees shall be due and payable in advance on each Anniversary Date hereafter as long as any Liabilities are outstanding under this Agreement. All of the Agent's fees set forth in the Agent's Letter shall be fully earned on the dates they become payable and, at the option of the Agent, shall be paid by Agent initiated Loans. No Persons other than the Agent shall have any interest in such Agent's fees.

6.4    FEES NOT INTEREST; NONPAYMENT.

The fees described in this Agreement represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention, or forbearance of money The obligation of the Borrower to pay each fee described herein shall be in addition to, and not in lieu of, the obligation of the Borrower to pay interest, other fees described in this Agreement, and expenses otherwise described in this Agreement. Fees shall be payable when due in Dollars and in immediately available funds. All fees shall be non-refundable.

7      REPRESENTATIONS AND WARRANTIES.

In order to induce the Agent and the Lenders to enter into this Agreement, and to induce the Issuer to issue LC's, the Borrower represents and warrants to the Agent, the Lenders and the Issuer that the following statements are and, after giving effect to the Loans, will be, true and correct:

7.1    LITIGATION AND PROCEEDINGS.

Except as set forth on Part 1 of Exhibit 7, no judgments are outstanding against the Borrower, nor is there now pending or threatened any litigation, contested claim, or governmental proceeding by or against the Borrower, except for judgments and pending or threatened litigation, contested claims and governmental proceedings which are not, in the aggregate, material to the Borrower's financial condition, results of operations or business.

7.2    OTHER AGREEMENTS.

Except as set forth on Part 2 of Exhibit 7, the Borrower is not in default under any contract, lease or commitment to which the Borrower is a party or by which the Borrower is bound except for contracts, leases or commitments which are not, in the aggregate, material to the Borrower's financial condition, results of operations or business. The Borrower knows of no dispute, except as set forth on Part 2 of Exhibit 7 or as previously disclosed to the Agent and the Lenders in writing, relating to any contract, lease, or commitment which is material to the continued financial success and well-being of the Borrower.

7.3    LICENSES, PATENTS, ETC.

All of the Borrower's licenses, patents, copyrights, trademarks and trade names and all of the Borrower's applications for any of the foregoing are set forth on Part 3 of Exhibit 7. There is no action, proceeding, claim or complaint pending or threatened to be brought against the Borrower by any Person which might jeopardize any of the Borrower's interest in any of the foregoing licenses, patents, copyrights, trademarks, trade names or applications.

7.4    TITLE TO ASSETS.

Except as permitted by Section 10.1 or elsewhere in this Agreement and except as set forth on Part 4 of Exhibit 7, the Borrower owns all of its assets free and clear of all security interests, liens, claims, and encumbrances.

7.5    TAX LIABILITIES.

Except for taxes as to which the amount, applicability or validity is being contested in good faith by appropriate proceedings diligently conducted by or on behalf of the Borrower and, if required under GAAP, as to which the Borrower shall have set up adequate reserves therefor, the Borrower has filed all federal, state and local tax reports and returns required by any law or regulation to be filed by the Borrower and except as described on Part 5 of Exhibit 7, has either duly paid all taxes, duties and charges indicated to be due on the basis of such returns and reports or has made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not expected. The reserves for taxes reflected on the Borrower's balance sheet are adequate in amount for the payment of all liabilities for all taxes (whether or not disputed) of the Borrower accrued through the date of such balance sheet. There are no material unresolved questions or claims concerning any tax liability of the Borrower, except as described on Part 5 of
Exhibit 7.

7.6    INDEBTEDNESS.

Except (i) for the Loans and the LC's, (ii) as disclosed on
Part 6 of Exhibit 7; and (iii) as disclosed on the financial statements identified in Section 7.15 of this Agreement, the Borrower has no other indebtedness, contingent obligations or liabilities, outstanding bonds, letters of credit or acceptances to any other Person or loan commitments from any other Person.

7.7    OTHER NAMES.

The Borrower has not, during the preceding five (5) years, been known by or used any other name, except as disclosed on Part
7 of Exhibit 7.

7.8    AFFILIATES.

The Borrower has no Affiliates, other than those Persons disclosed on Part 8 of Exhibit 7, and the legal relationships of the Borrower to each such Affiliate are accurately and completely described thereon.

7.9    ENVIRONMENTAL MATTERS.

(a) Except as disclosed on Part 9 of Exhibit 7, the Borrower has not received any notice to the effect, or has any knowledge, that its operations are not in compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations ("Environmental Laws") or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a material adverse effect on the business, operations, assets or condition (financial or otherwise) of the Borrower; (b) there have been no releases of hazardous materials at, on or under the Borrower's premises that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business or prospects of the Borrower; (c) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under the Borrower's premises that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business or prospects of the Borrower; (d) the Borrower has not directly transported or directly arranged for the transportation of any hazardous material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against the Borrower for any remedial work, damage to natural resources or personal injury, including claims under CERCLA; and
(e) except as disclosed on Part 9 of Exhibit 7, no conditions exist at, on or under the Borrower's premises which, with the passage of time, or the giving of notice or both, would rise to any material liability under any Environmental Laws.

7.10   BANK ACCOUNTS.

Part 10 of Exhibit 7 sets forth, as of the Closing Date, the account numbers and location of all bank accounts (including lockbox accounts) of the Borrower.

7.11   INTENTIONALLY OMITTED.

7.12   EXISTENCE.

Sanfilippo is a corporation duly organized, in existence and in good standing under the laws of the State of Delaware and is duly licensed to do business in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such licensing necessary, except for those jurisdictions in which the failure to be so licensed would not, in the aggregate, have a material adverse effect on the Borrower's financial condition, results of operations or business. Sunshine is a corporation duly organized, in existence and in good standing under the laws of the State of Texas and is duly licensed to do business in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such licensing necessary, except for those jurisdictions in which the failure to be so licensed would not, in the aggregate, have a material adverse effect on the Borrower's financial condition, results of operations or business. Quantz is a corporation duly organized, in existence and in good standing under the laws of the State of Delaware and is duly licensed to do business in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such licensing necessary, except for those jurisdictions in which the failure to be so licensed would not, in the aggregate, have a material adverse effect on the Borrower's financial condition, results of operations or
business.   JBS is a corporation duly organized,  in existence
and in good standing under the laws of Barbados and is duly licensed to do business in all jurisdictions where the nature and extent of the business transacted by it or the ownership of its assets makes such licensing necessary, except for those jurisdictions in which the failure to be so licensed would not, in the aggregate, have a material adverse effect on the Borrower's financial condition, results of operations or business.

7.13   AUTHORITY.

The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements and the performance of the Borrower's obligations hereunder and thereunder (a) are within the Borrower's corporate powers; (b) are duly authorized by the Borrower's board of directors and, if necessary, the Borrower's shareholders; (c) are not in contravention of any law or laws, or the terms of the Borrower's articles or certificates of incorporation or by-laws, or of any indenture, agreement or undertaking to which the Borrower is a party or by which the Borrower or any of the Borrower's property is bound, or of any other agreement, instrument or document relating to the Borrower's governance; (d) do not require any governmental consent, registration or approval; (e) do not contravene any contractual or governmental restriction binding upon the Borrower for which a consent has not been obtained; and (f) will not, except as contemplated or permitted by this Agreement, result in the imposition of any lien, charge, security interest or encum-brance upon any property of the Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which the Borrower is a party or by which the Borrower or any of the Borrower's property may be bound or affected.

7.14   DUE EXECUTION; BINDING EFFECT.

This Agreement and all of the other Financing Agreements proposed to be executed and delivered as of the Closing Date have been duly executed by the Borrower and set forth the legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, and except as such enforcement may be limited by general principles of equity.

7.15   CORRECTNESS OF FINANCIAL STATEMENTS.

The financial statements delivered by the Borrower to the Agent and the Lenders present fairly the financial condition of the Borrower as of the dates thereof and for the periods covered thereby, and have been prepared in accordance with GAAP consis-tently applied. As of the date of such financial statements, and since such date, there has been no materially adverse change in the condition or operation of the Borrower, nor has the Borrower mortgaged, pledged or granted a security interest in or encumbered any of the Borrower's assets or properties since such date.

7.16   EMPLOYEE CONTROVERSIES.

There are no controversies pending or threatened between the Borrower or any of the Borrower's employees, other than employee grievances arising in the ordinary course of the Borrower's business which are not, in the aggregate, material to the continued financial success and well-being of the Borrower.

7.17   COMPLIANCE WITH LAWS AND REGULATIONS.

The Borrower is in compliance with all laws, orders, regulations and ordinances of all federal, foreign, state and local governmental authorities relating to the business operations and the assets of the Borrower, except for laws, orders, regulations and ordinances, the violation of which, in the aggregate, would not have a material adverse effect on the Borrower's financial condition, results of operations or business.

7.18   SOLVENCY.

The Borrower is solvent, able to pay the Borrower's debts generally as such debts mature, and has capital sufficient to carry on the Borrower's business and all businesses in which the Borrower is about to engage. The saleable value of the Borrower's total assets at a fair valuation, and at a present fair saleable value, is greater than the amount of the Borrower's total obligations to all Persons. The Borrower will not be rendered insolvent by the execution or delivery of this Agreement or of any of the other Financing Agreements or by the transactions contemplated hereunder or thereunder.

7.19   PENSION REFORM ACT.

No events, including without limitation, any "Reportable
Event" or "Prohibited Transactions," as those terms are defined in ERISA have occurred in connection with any Pension Plan of the Borrower which might constitute grounds for the termination of any such Pension Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such Pension Plan. All of the Borrower's Pension Plans meet the minimum funding standards of Section 302 of ERISA.

7.20   MARGIN SECURITY.

The Borrower does not own any margin security and none of the Loans shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

7.21   CONFLICTING OR ADVERSE AGREEMENTS OR RESTRICTIONS.

The Borrower is not a party to any contract or agreement or subject to any restriction which restricts the conduct of its business which could have a material adverse effect on the financial condition, operations, assets, business or prospects of the Borrower. The Borrower is not in default under or in violation of any Governmental Requirement related to the Loans or any other Governmental Requirement which default could have a material adverse effect on the financial condition, operations, assets, business or prospects of the Borrower. Neither the execution and delivery of the Financing Agreements nor the consummation of the transactions contemplated thereby, nor fulfillment of and compliance with the respective terms, conditions and provisions thereof, will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation or imposition of any lien or security interest on any of the Borrower's assets pursuant to: (a) the charter or bylaws of the Borrower; (b) any Governmental Requirement; (c) any order, writ, injunction or decree of any court; or (d) the terms, conditions or provisions of any material agreement or instrument to which the Borrower is a party or by which it or its property is bound or to which it or its property is subject in any material respect, except such agreements or instruments as to which a consent has been obtained.

7.22   INVESTMENT COMPANY ACT NOT APPLICABLE.

The Borrower is not an "investment company", or a company
"controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

7.23   PUBLIC UTILITY HOLDING COMPANY ACT NOT APPLICABLE.

The Borrower is not a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", or an affiliate of a "subsidiary company" of a "holding company", or a "public utility", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

7.24   NO CONSENT.

The execution, delivery and performance by the Borrower of, and the effectuation of the transactions contemplated under, this Agreement, the Notes and the other Financing Agreements, and the borrowings hereunder by the Borrower as contemplated herein, do not require the consent or approval of any other Person, except such consents or approvals as have been obtained. The Borrower has not otherwise failed to obtain any material governmental consent, approval, license, permit, franchise or other governmental authorization necessary to the ownership of any of its properties or the conduct of its business.

7.25   FULL DISCLOSURE.

All factual information taken as a whole in the materials furnished by or on behalf of the Borrower to the Agent or any Lender for purposes of or in connection with the transactions contemplated under this Agreement and the other Financing Agreements, does not contain any untrue statement of a material fact or omit to state any material fact necessary to keep the statements contained therein from being misleading as of the date of this Agreement. The financial projections and other financial information furnished to the Agent or any Lender by the Borrower and to be delivered under Section 9.1 of this Agreement, were prepared in good faith on the basis of information and assumptions that the Borrower believes to be reasonable as of the date of such information, provided however, that the Agent and the Lenders acknowledge that financial projections are not a guaranty of future results.

7.26   INTELLECTUAL PROPERTY.

The Borrower owns or possesses (or will be licensed or otherwise have the full right to use) all intellectual property which is necessary for the operation of its business, without any known conflict with the rights of others. No product of the Borrower infringes upon any intellectual property owned by any other Person and no claim or litigation is pending or (to the knowledge of the Borrower) threatened against or affecting such Person, contesting its right to sell or to use any product or material, in any case which could have a material adverse effect on the financial condition, operations, assets, business or prospects of the Borrower. There is no violation by the Borrower of any right of the Borrower with respect to any material patent, trademark, trade name, service mark, copyright or license owned or used by the Borrower.

7.27   BAINBRIDGE WARRANTIES.

The Bainbridge Bonds have not been redeemed in whole or in part. All sinking fund payments required to be made in connection with the Bainbridge Bonds through the date of this Agreement have been made. There are no Bainbridge Bonds held by or for the account of the Borrower or for the account of Sanfilippo.

7.28   SURVIVAL OF WARRANTIES.

All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be true from the date of this Agreement until the Liabilities shall be paid in full and the Commitments have been fully terminated in accordance with the provisions of this Agreement.

8      CONDITIONS.

8.1    CONDITIONS PRECEDENT TO ALL LOANS.

The obligations of each Lender to advance its Pro Rata
Percentage of any Loan and the obligation of the Agent to issue or cause to be issued any LC's are subject to the satisfaction of the following conditions precedent:

(a)	Documents.

The Borrower shall have executed and/or delivered to the Agent, appropriately dated and in form and substance satisfactory to the Agent, together with original counterparts or copies for each Lender, as the case may be, all of the documents listed on Part A of the List of Closing Documents attached as
Exhibit 8A.

(b) 	Actions and Events.

  		(i  	Payment of Expenses.

There shall have been paid all fees due on the Closing
Date and all fees and expenses of or incurred by the Agent and its counsel to the extent billed as of the Closing Date and payable pursuant to this Agreement.

  		(ii  	Insurance.

The Agent shall have received evidence satisfactory to the Agent that the Borrower has insurance meeting the requirements of Sections 9.4 and 9.5.

                (iii    No Prohibitions.

No law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall prohibit, and no litigation shall be pending or threatened which would enjoin, prohibit, restrain or otherwise adversely affect the consummation of the transactions contemplated under the Financing Agreements, or which would otherwise have a material adverse effect on the Borrower's financial condition, results of operations or business.

 		(iv  	Material Adverse Change.

No material adverse change shall have occurred with respect to the financial condition, business, operations or prospects of the Borrower since the dates of the most recent financial statement delivered to the Agent and the Lenders.

                (v)   Prior Indebtedness.

The Agent shall have received evidence or assurances satisfactory to the Agent that any prior indebtedness listed on
Exhibit 8B shall be paid in full on or before the Closing Date or concurrently with and from the proceeds of the initial Loan, and that any liens, encumbrances or security interests securing such prior indebtedness shall be released of record or assigned to the Agent substantially contemporaneously with the Closing Date.

                (vi     Wiring Instructions.

The Agent shall have received wiring instructions with respect to the proceeds of the initial Loan.

  		(vii  	Other Actions and Documents.

The Borrower shall have taken such actions, and the Agent shall have received such other documents, as the Agent may reasonably request.

                (viii   Approval of the Agent's Counsel.

Legal matters, if any, relating to the Loans to be made on the Closing Date shall have been reviewed by and shall be satisfactory to counsel for the Agent.

                (ix     Compliance.

All representations and warranties contained in this Agreement shall be true and correct in all material respects as though made on and as of any date the Borrower requests any Loan to be made and on and as of the date of such Loan.

                (x)     Budgets.

The Borrower shall have delivered to the Agent annual operating and capital budgets through the Borrower's 1998 Fiscal
Year, which budgets shall be satisfactory in form and substance to the Agent.

                (xi)    Licenses and Permits.

The Agent shall have received evidence satisfactory to the Agent that the Borrower has all necessary licenses and permits for the operation of its business.

8.2     ADDITIONAL CONDITIONS PRECEDENT TO ISSUANCE OF
BAINBRIDGE LC.

The obligation of the Agent to issue or cause to be issued any Bainbridge LC is subject to the satisfaction of the following conditions precedent, in addition to those set forth in
Section 8.1:

(a)	Documents.

The Borrower shall have executed and/or delivered to the Agent, appropriately dated and in form and substance satisfactory to the Agent, together with original counterparts or copies for each Lender, as the case may be, all of the documents listed on Part B of the List of Closing Documents attached as
Exhibit 8A.

(b) 	Actions and Events.

  		(i  	Payment of Expenses.

There shall have been paid all fees due in connection with the issuance of such Bainbridge LC.

  		(ii  	No Prohibitions.

No law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall prohibit, and no litigation shall be pending or threatened which would enjoin, prohibit, restrain or otherwise adversely affect the issuance of the Bainbridge LC.

  		(iii  	Other Actions and Documents.

The Borrower shall have taken such actions, and the Agent shall have received such other documents, as the Agent may reasonably request.

                (iv     Approval of the Agent's Counsel.

Legal matters, if any, relating to the Bainbridge LC shall have been reviewed by and shall be satisfactory to counsel for the Agent.

9. 	AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that until the Liabilities are paid in full and the Commitments, the LC's and all other obligations of the Lenders and the Issuer are finally terminated, the Borrower will:

9. 1.   FINANCIAL STATEMENTS AND OTHER INFORMATION.

Except as otherwise expressly provided for in this Agreement, the Borrower shall keep proper books of record and account in which full and true entries will be made of all dealings and transactions of or in relation to the business and affairs of the Borrower, in accordance with GAAP consistently applied, and the Borrower shall cause to be furnished to the Agent and the Lenders, from time to time and in a form acceptable to the Agent, such information as the Agent may reasonably request, including without limitation, the following:

(a)	as soon as practicable and in any event within one
hundred twenty (120) days after the end of each Fiscal Year of the Borrower: (i) audited consolidated statements of income, retained earnings and changes in the financial condition of Sanfilippo for each year, and a consolidated balance sheet of Sanfilippo for such year, setting forth in each case, in compara-tive form, corresponding figures as of the end of the preceding Fiscal Year, all in reasonable detail and satisfactory in scope to the Agent and certified to the Borrower by Price Waterhouse LLP or such other independent public accountants as are selected by the Borrower and are reasonably satisfactory to the Agent, whose opinion shall be unqualified, and (ii) a compliance certificate of the chief financial officer of the Borrower in the form attached as Exhibit 9A;

(b)	as soon as practicable and in any event within sixty
(60) days after the end of each Fiscal Year of the Borrower:
operating and capital budgets for the next Fiscal Year;

(c)	as soon as practicable and in any event within thirty
(30) days after the end of each monthly accounting period in each Fiscal Year of the Borrower: (i) consolidated statements of income and retained earnings of Sanfilippo for such monthly period and for the period from the beginning of the then current Fiscal Year to the end of such monthly period, and a consolidated balance sheet of Sanfilippo as of the end of such monthly period, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding Fiscal Year, all in reasonable detail and certified as accurate by the chief financial officer of the Borrower, subject to changes resulting from normal year-end adjustments, (ii) copies of all operating statements for such month prepared by the Borrower for its internal use, including without limitation, statements of cash flow, and (iii) a compliance certificate of the chief financial officer of the Borrower in the form attached as Exhibit 9A; and

(d)	as soon as distributed, copies of all financial reports
and filings submitted to Governmental Authorities, including without limitation, copies of all Securities and Exchange
Commission Forms 10K and 10Q

9. 2.   CONDUCT OF BUSINESS.

Except as contemplated by this Agreement, the Borrower shall: (a) maintain the Borrower's corporate existence and maintain in full force and effect all licenses, bonds, franchises, leases, patents, contracts and other rights necessary or desirable to the profitable conduct of the Borrower's business; (b) continue in, and limit the Borrower's operations to, the same general line of business as that presently conducted by the Borrower; (c) comply with all applicable laws and regulations of any federal, state or local governmental authority, except for such laws and regulations the violation of which would not, in the aggregate, have a material adverse effect on the Borrower's financial condition, results of operations or business; and (d) keep and conduct the Borrower's business separate and apart from the business of the Borrower's Affiliates.

9. 3.   MAINTENANCE OF PROPERTIES.

The Borrower shall keep the Borrower's real estate, leaseholds, equipment and other fixed assets in good condition, repair and working order, normal wear and tear excepted.

9. 4.   LIABILITY INSURANCE.

The Borrower shall maintain, at the Borrower's expense, such public liability and property damage insurance as is ordinarily maintained by other companies in similar businesses, provided however, that in no event shall such public liability insurance provide for coverage less than $2,000,000 per occurrence for personal injury and $2,000,000 per occurrence for property damage. The Borrower's public liability insurance may provide for a deductible of not more than $10,000 per occurrence. All such policies of insurance shall be in form and with insurers reasonably acceptable to the Agent and copies thereof, together with all amendments and schedules thereto, shall be provided to the Agent within ten (10) days of receipt thereof.

9. 5.   PROPERTY INSURANCE.

At the Borrower's own cost and expense, the Borrower shall keep all of its assets fully insured, with carriers, and in amounts acceptable to the Agent, against the hazards of fire, theft, collision, spoilage, hail, those covered by extended or all risk coverage insurance and such others as may be required by the Agent. The Borrower shall cause to be delivered to the Agent the insurance policies therefor or proper certificates evidencing the same. Each such policy shall include a provision for thirty
(30) days' prior written notice to the Agent of any cancellation or expiration thereof. If the Borrower fails to procure insurance as provided in this Agreement, or to keep the same in force, then the Agent may, at the Agent's option, and without obligation to do so, obtain such insurance and pay the premium thereon for the account of the Borrower, or make whatever other payments the Agent may deem. Any such payments shall be additional Liabilities of the Borrower to the Lenders, payable on demand.

9. 6.   FINANCIAL COVENANTS AND RATIOS.

The Borrower shall maintain: (a) Tangible Net Worth as of the end of each month of not less than $55,000,000, plus for each Fiscal Year beginning with the Borrower's 1999 Fiscal Year, 50% of the Borrower's positive net income during the previous Fiscal Year; (b) a Working Capital Ratio as of the end of each month of not less than 1.5 to 1.0; (c) as of the end of each fiscal quarter for the four fiscal quarters then ending, EBITDA of not less than $16,500,000 through the end of the Borrower's 1998 Fiscal Year and not less than $20,000,000 thereafter; and
(d) Working Capital as of the end of each month of not less than $40,000,000.

9. 7.   PENSION PLANS.

The Borrower shall: (a) keep in full force and effect any and all Pension Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Pension Plans can be terminated without material liability to the Borrower in connection with such termination (as distinguished from any continuing funding obligation); (b) make contributions to all of the Borrower's Pension Plans in a timely manner and in an amount sufficient to comply with the requirements of ERISA;
(c) comply with all requirements of ERISA which relate to such Pension Plans; (d) notify the Agent immediately upon receipt by the Borrower of any notice of the institution of any proceeding or other action which may result in the termination of any Pension Plans; and (e) acquire and maintain, when available, the contingent employer liability coverage insurance provided for under Section 4023 of ERISA, such insurance to be satisfactory to the Agent in coverage and amount.

9. 8.   NOTICE OF SUIT, ADVERSE CHANGE OR DEFAULT.

The Borrower shall, as soon as possible, and in any event within five (5) days after the Borrower learns of the following, give written notice to the Agent of (a) any proceeding being instituted or threatened to be instituted by or against the Borrower in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) for which claimed damages exceed $1,000,000; (b) any material adverse change in the business, assets or condition, financial or otherwise, of the Borrower; and (c) the occurrence of any Default.

9. 9.   USE OF PROCEEDS.

The Borrower shall use the Loans only for the purposes set forth in this Agreement.

9. 10.  BOOKS AND RECORDS; SEPARATE EXISTENCE.

The Borrower shall maintain proper books of record and account in accordance with GAAP consistently applied in which true, full and correct entries will be made of all their respective dealings and business affairs. If any changes in accounting principles from those used in the preparation of the financial statements referenced in Section 7.15 are hereafter required or permitted by GAAP and are adopted by the Borrower with the concurrence of its independent certified public accounts and such changes in GAAP result in a change in the method of calculation or the interpretation of any of the financial covenants, standards or terms found in Section 9.6 or any other provision of this Agreement, the Borrower and the Required Lenders agree to amend any such affected terms and provisions so as to reflect such changes in GAAP with the result that the criteria for evaluating the Borrower's financial condition shall be the same after such changes in GAAP as if such changes in GAAP had not been made. Borrower shall do all things necessary to maintain the separate corporate existence of each of Sanfilippo, Sunshine, Quantz and JBS.

9. 11.  LAWS AND OBLIGATIONS.

The Borrower shall comply with all Governmental Requirements in all material respects; and pay all taxes, assessments, governmental charges, claims for labor, supplies and rent, including without limitation, taxes, assessments, governmental charges, claims for labor, supplies and rent imposed upon or against or with respect to the ownership, use, occupancy or enjoyment of any real property owned by the Borrower, or any utility service thereon; provided however, that the Borrower shall not be required to pay any ad valorem or other real property taxes up to an aggregate amount at any time of $1,000,000 or any other taxes, assessments, governmental charges or claims if, in either case, the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted by or on behalf of the Borrower and, if required under GAAP, the Borrower shall have set up adequate reserves therefor; provided further, that, with respect to such other taxes, assessments, governmental charges or claims, no lien has been filed by the United States or any state or other political subdivision thereof which could have priority over any liens and security interests granted to the Agent pursuant to the Financing Agreements.

9. 12.  ENVIRONMENTAL LAWS.

The Borrower shall at all times:

(a  	use and operate all of its businesses and Properties in
compliance in all material respects with all environmental laws; keep all necessary permits relating to environmental and safety and health matters in effect and remain in compliance in all material respects therewith; handle all hazardous materials in compliance in all material respects with all applicable environmental laws; and dispose of all hazardous materials generated by the Borrower or at any property owned or leased by the Borrower at facilities or with carriers that maintain valid permits for such disposal or transportation under applicable environmental laws;

(b 	promptly notify the Agent (and provide copies upon
receipt) of all material claims, complaints, notices or inquiries relating to the environmental condition of the facilities and properties of the Borrower or its compliance with environmental laws; and

(c 	provide such other information and certifications which
the Lenders may reasonably request from time to time to evidence compliance with this Section 9.12.

9. 13.  TRADE ACCOUNTS PAYABLE.

The Borrower shall pay all trade accounts payable on a basis not more than sixty (60) days past due the amount, except for those being contested in good faith by appropriate proceedings diligently conducted by or on behalf of the Borrower and, if required under GAAP, as to which the Borrower shall have set up adequate reserves therefor.

9. 14.  COMPLIANCE WITH FEDERAL FOOD SECURITY ACT.

The Borrower shall take all such actions as may be necessary to insure that they purchase all farm products (as defined in 7 USCA 1631(c)(5)) free and clear of all liens, claims, security interests and encumbrances, including the security interests of secured parties of the sellers of such farm products other than such liens, claims, security interests or encumbrances permitted under Section 10.1 of this Agreement.

9. 15.  ACCESS TO ACCOUNTANTS.

The Borrower authorizes its independent public accountants to discuss the financial condition of the Borrower with the Lenders after reasonable notice to the Borrower of their intention to do so. Prior to such discussions, the Borrower shall be given the reasonable opportunity to participate in any such discussion. The Borrower shall deliver a letter to such accountants authorizing them to comply with the provisions of this Section 9.15.

9. 16.  BAINBRIDGE COVENANTS.

The Borrower shall keep, observe and perform all of its obligations pursuant to the Bainbridge Loan Documents and the Bainbridge Bond Documents to which the Borrower or Sanfilippo is a party.

10.	NEGATIVE COVENANTS.

The Borrower covenants and agrees that until the Liabilities are paid in full and the Commitments, the LC's and all other obligations of the Lenders and the Issuer are finally terminated, the Borrower will not:

10.1    ENCUMBRANCES.

Except for those liens, security interests and encumbrances presently in existence and reflected in the Borrower's financial statements referred to in Section 7.15 and permitted under
Section 7.4, the Borrower shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, levy, assessment, attachment, seizure, writ, distress warrant, or other encumbrance of any nature whatsoever on or with regard to any of the Borrower's assets other than: (a) liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which the Borrower shall, if appropriate under GAAP, have set aside on the Borrower's books and records adequate reserves; (b) liens securing deposits under workmen's compensation, unemployment insurance, social security and other similar laws, or securing the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or securing indemnity, performance or other similar bonds for the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or securing statutory obligations or surety or appeal bonds, or securing indemnity, performance or other similar bonds in the ordinary course of the Borrower's business; (c) [intentionally omitted]; (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of the Borrower's real property, and other liens, security interests and encumbrances on property which are subordinate to any liens and security interests of the Agent and which do not, in the Agent's reasonable determination (i) materially impair the use of such property or (ii) materially lessen the value of such property for the purposes for which the same is held by the Borrower; (e) [intentionally omitted]; (f) purchase money security interests securing indebtedness permitted to be incurred under Section 10.4(d); and (g) any liens, security interests or other encumbrances in favor of the Agent for the ratable benefit of the Lenders and liens, security interests and other encumbrances existing by operation of law in favor of any Lender and securing the Liabilities.

10.2.   CONSOLIDATIONS, MERGERS OR ACQUISITIONS.

The Borrower shall not without the prior written consent of the Required Lenders, recapitalize or consolidate with, merge with, or otherwise acquire all or substantially all of the assets or properties of any other Person. Sanfilippo shall not have any subsidiaries other than Sunshine, JBS and Quantz, and Sunshine, JBS and Quantz shall not have any subsidiaries.

10.3.   DEPOSITS, INVESTMENTS, ADVANCES OR LOANS.

The Borrower shall not make or permit to exist deposits, investments, advances or loans (other than loans existing on the date of the execution of this Agreement and disclosed to the Lenders in writing on or prior to such date) in or to Affiliates or any other Person, except: (a) investments in short-term direct obligations of the United States Government; (b) investments in negotiable certificates of deposit issued by a bank satisfactory to the Agent in the Agent's reasonable determination, made payable to the order of the Borrower or to bearer; (c) loans to officers, directors, partners, employees or Affiliates as and when permitted by Section 10.9 of this Agreement; and (d) demand deposits held by a bank satisfactory to the Agent in the Agent's reasonable discretion. Without limiting the generality of the foregoing, the Borrower shall not make or permit to exist deposits or investments in Margin Accounts.

10.4.   INDEBTEDNESS.

Except for those obligations and that indebtedness presently in existence and reflected in the Borrower's financial statements referred to in Section 7.15 or referred to in Section 7.6, the Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, direct or indirect, fixed or contingent, except:
(a) the Liabilities; (b) obligations secured by liens or security interests permitted under Section 10.1 or contingent obligations permitted under Section 10.5; (c) trade obligations and normal accruals in the ordinary course of the Borrower's business not yet due and payable, or with respect to which the Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings, and then only to the extent that the Borrower has set aside on the Borrower's books adequate reserves therefor, if appropriate under GAAP; (d) other indebtedness secured by liens permitted under clause (f) of
Section 10.1, not exceeding $1,500,000 in the aggregate during any one Fiscal Year; and (e) other unsecured indebtedness not exceeding the following amount: $3,750,000 less the amount of indebtedness incurred under the preceding clause (d) of this
Section 10.4.

10.5.   GUARANTEES AND OTHER CONTINGENT OBLIGATIONS.

The Borrower shall not guarantee, endorse or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of such Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such Person or otherwise, except:
(a) for endorsements of negotiable instruments for collection in the ordinary course of business; (b) that the Borrower may indemnify the Borrower's officers and directors to the extent permitted under the laws of the State in which the Borrower is organized; (c) guaranties and other contingent obligations not exceeding $1,000,000 in the aggregate during any one Fiscal Year; and (d) guaranties by Sanfilippo's subsidiaries of the Prudential Notes and the Teachers Notes.

10.6.   DISPOSITION OF PROPERTY.

The Borrower shall not sell, lease, transfer or otherwise dispose of any of the Borrower's properties, assets or rights, to any Person, except (a) in the ordinary course of the Borrower's business; (b) as permitted in the Financing Agreements; or (c) sales of obsolete, worn out or unusable assets.

10.7.   CAPITAL INVESTMENT LIMITATIONS.

The Borrower shall not make any Capital Expenditures at any time when there exists a Default or a Matured Default or if such Capital Expenditure would result in a Default or a Matured Default. At any time when there does not exist a Default or a Matured Default, the Borrower may make Capital Expenditures in any Fiscal Year in any amount which does not exceed the greater of: (a) such amount as will permit the Borrower's Fixed Charge Coverage Ratio during such Fiscal Year to not be less than 1.0 to 1, or (b) $7,500,000.

10.8.   INTENTIONALLY OMITTED.

10.9.   LOANS TO AFFILIATES.

The Borrower shall not make any loans to any officers, directors, Affiliates or shareholders of the Borrower, except for
(a) advances for travel and expenses to the Borrower's officers, directors or employees in the ordinary course of the Borrower's business; and (b) loans to the Borrower's officers, directors or employees not exceeding $500,000 in the aggregate at any one time outstanding.


10.10. DISTRIBUTIONS, PREPAYMENTS OF DEBT. The Borrower shall not directly or indirectly: (a) redeem any of the Borrower's shares of capital stock; (b) declare any dividends in any year on any class of the Borrower's capital stock, except that during each Fiscal Year, the Borrower may make, declare and pay dividends to its shareholders in amounts up to the lesser of
(i) 25% of Sanfilippo's consolidated net income during the previous Fiscal Year, or (ii) $5,000,000; or (c) prepay, redeem, purchase or deposit funds for the prepayment, redemption or purchase of any principal, interest or other obligations related to any indebtedness of the Borrower for borrowed money other than the Liabilities.

10.11.  CHANGE OF CONTROL; AMENDMENT OF ORGANIZATION
DOCUMENTS.

The Borrower shall not enter into any transaction which would result in the failure of Jasper B. Sanfilippo and Mathias Valentine, their respective immediate family members, and certain trusts created for the benefit of their respective sons and daughters to own, in the aggregate, shares of voting stock of Sanfilippo, on a fully diluted basis, representing the right to elect a majority of the directors of Sanfilippo. The Borrower shall not enter into any transaction which would result in the failure of Sanfilippo to own directly and beneficially, 100% of the outstanding shares of all classes of common stock of Sunshine, Quantz and JBS. The Borrower shall not amend the Bor-rower's articles or certificate of incorporation, bylaws or any other agreement, instrument or document affecting the Borrower's organization, management or governance, without the prior written consent of the Required Lenders, which consent shall not be unreasonably withheld.

10.12.  INTENTIONALLY OMITTED.

10.13.  USE OF NAMES.

Except to the extent that Agent has been notified in advance, the Borrower shall not use any names other than those referred to in Section 7.7, nor shall the Borrower change any of said names.

10.14.  PAYMENT OF CERTAIN DEBT.

The Borrower shall not directly or indirectly, pay, prepay, redeem or purchase, or deposit funds or property for the payment, prepayment, redemption or purchase of the indebtedness of the Borrower which is subordinated to the payment of any portion of the Liabilities. The Borrower shall not directly or indirectly, prepay, redeem or purchase, or deposit funds or property for the prepayment, redemption or purchase of the Prudential Notes and/or the Teachers Notes.

10.15.  FISCAL YEAR.

The Borrower shall not change its Fiscal Year without the prior written consent of the Required Lenders.

10.16.  AMENDMENT OF BAINBRIDGE BOND DOCUMENTS AND
BAINBRIDGE LOAN DOCUMENTS.

Neither the Borrower nor Sanfilippo shall amend the Bainbridge Bond Documents or the Bainbridge Loan Documents without the prior written consent of the Agent and the Required
Lenders.

11.	DEFAULT AND RIGHTS AND REMEDIES OF THE AGENT.

11.1.   ACCELERATION.

Upon a Matured Default, the Agent shall promptly give notice of such Matured Default to the Borrower and each Lender and (a) with respect to any Matured Default described in clause (h) or clause (i) of the definition thereof, all of the Liabilities shall automatically become immediately due and payable and the obligations of the Lenders to make Loans and the Commitments shall automatically terminate, without presentment, demand, protest or further notice (including without limitation, notice of intent to accelerate and notice of acceleration) of any kind, all of which are expressly waived by the Borrower; and (b) with respect to any other Matured Default, the Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to the Borrower and the Lenders, (i) declare the several obligations of the Lenders to make Loans to be terminated, whereupon such obligations and the Commitments of each Lender shall forthwith terminate, and (ii) declare all of the Liabilities to be due and payable, whereupon the Liabilities shall become and be due and payable, without presentment, demand, protest or further notice (including without limitation, notice of intent to accelerate and notice of acceleration) of any kind, all of which are expressly waived by the Borrower.

11.2.   OTHER REMEDIES.

Upon the occurrence and during the continuance of any Matured Default, the Agent may, with the consent of the Required Lenders (subject to the provisions of the other Financing Agreements), and shall at the request of the Required Lenders, proceed to protect and enforce the rights of the Lenders by suit in equity, by action at law or both, whether for the specific performance of any covenant or agreement contained in this Agreement or in any other Financing Agreement or in aid of the exercise of any power granted in this Agreement or any other Financing Agreement, or may proceed to enforce the payment of the Liabilities, or may proceed to foreclose upon any liens, claims, security interests and/or encumbrances granted pursuant to the Financing Agreements in the manner set forth therein, it being intended that no remedy conferred herein or in any of the other Financing Agreements is to be exclusive of any other remedy, and each and every remedy contained herein or in any other Financing Agreement shall be cumulative and shall be in addition to every other remedy given hereunder and under the other Financing Agreements, or at any time existing at law or in equity or by statute or otherwise.

12.	THE AGENT AND THE LENDERS.

12.1.   AUTHORIZATION AND ACTION.

Each Lender appoints the Agent as its Agent under, and irrevocably authorizes the Agent (subject to Section 12.7) to take such action on its behalf and to exercise such powers under any Financing Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Lender expressly authorizes the Agent to execute, deliver, and perform the Agent's obligations under each of the Financing Agreements to which the Agent is a party, and to exercise all rights, powers, and remedies that the Agent may have thereunder. As to any matters not expressly provided for by this Agreement (including without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act, or to refrain from acting (and shall be fully protected in so acting or refraining from acting), upon the instructions of the Required Lenders, and such instructions shall be binding upon all the Lenders and all holders of any Notes; provided however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of any Financing Agreement.

12.2.   AGENT'S RELIANCE, ETC.

Neither the Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or omitted to be taken by it or them under or in connection with any Financing Agreement, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (a) may treat the original or any successor holder of any Note as the holder thereof until it receives notice from the Lender which is the payee of such Note concerning the assignment of such Note; (b) may employ and consult with legal counsel (including counsel for the Borrower), independent public accountants, and other experts selected by it and shall not be liable to any Lender for any action taken, or omitted to be taken, in good faith by it or them in accordance with the advice of such counsel, accountants or experts received in such consultations and shall not be liable for any negligence or misconduct of any such counsel, accountants or other experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any opinions, certifications, statements, warranties or representations made in or in connection with any Financing Agreement by Persons other than the Agent; (d) shall not have any duty to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of any Financing Agreement or any other instrument or document furnished pursuant thereto or to satisfy itself that all conditions to and requirements for any Loan have been met or that the Borrower is entitled to any Loan or to inspect the property (including the books and records) of the Borrower; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Financing Agreement or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate, or other instrument or writing (which may be by telegram, cable, telex, or otherwise) believed by it to be genuine and signed or sent by the proper party or parties.

12.3.   DEFAULTS.

The Agent shall not be deemed to have knowledge of the occurrence of a Default (other than, with respect to the Agent only, the nonpayment of principal of or interest hereunder or of any fees) unless the Agent has received written notice from a Lender or the Borrower specifying such Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give prompt notice thereof to the Lenders (and the Agent shall give each Lender prompt notice of each such nonpayment). The Agent shall (subject to Section 11.1) take such action with respect to such Default as may be directed by the Required Lenders; provided however, that unless and until the Agent shall have received the directions referred to in Section 11.1, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable and in the best interest of the Lenders.

12.4.   THE AGENT AS A LENDER, AFFILIATES.

With respect to its Commitment, any Loan made by it, and the
Note issued to it, the Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its respective Affiliates and any Person who may do business with or own securities of the Borrower or any such Affiliate, all as if the Agent were not the Agent and without any duty to account therefor to the Lenders.

12.5.   NON-RELIANCE ON AGENT AND OTHER LENDERS.

Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its decision to enter into the transactions contemplated by the Financing Agreements and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under any Financing Agreement. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Person of any Financing Agreement or to inspect the properties or books of the Borrower. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of their Affiliates) which may come into the possession of the Agent or any of its affiliates.

12.6.   INDEMNIFICATION.

Notwithstanding anything to the contrary herein contained, the Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of its taking or continuing to take any action. Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower), according to such Lender's Commitment, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of any Financing Agreement or any action taken or omitted by the Agent under any Financing Agreement; provided however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence or wilful misconduct of the Person being indemnified; and provided further, that it is the intention of each Lender to indemnify the Agent against the consequences of the Agent's own negligence, whether such negligence be sole, joint, concurrent, active or passive. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Pro Rata Percentage of any out-of-pocket expenses (including attorneys' fees) incurred by the Agent in connection with the preparation, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, any Financing Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

12.7.   SUCCESSOR AGENT.

The Agent may resign at any time as Agent under the Financing Agreements by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders or shall have accepted such appointment within sixty (60) days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank or other financial institution organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall thereafter be discharged from any duties and obligations under the Financing Agreements. After the retiring Agent's resignation or removal as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

12.8.   AGENT'S RELIANCE.

The Borrower shall notify the Agent in writing of the names of the Persons authorized to request a Loan on behalf of the Borrower and shall provide the Agent with a specimen signature for each such Person. The Agent shall be entitled to rely conclusively on such Person's authority to request a Loan on behalf of the Borrower until the Agent receives written notice from the Borrower to the contrary. The Agent shall have no duty to verify the authenticity of the signature appearing on any notice of borrowing, and with respect to any oral request for a Loan, the Agent shall have no duty to verify the identity of any Person representing himself as one of the Persons authorized to make such request on behalf of the Borrower. Neither the Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above which the Agent or such Lender believes in good faith to have been given by a duly authorized Person authorized to borrow on behalf of the Borrower or for otherwise acting in good faith.

12.9.   ACTION UPON INSTRUCTIONS OF THE REQUIRED LENDERS.

The Agent agrees, upon the written request of the Required Lenders, to take any action of the type specified in the Financing Agreements as being within the Agent's rights, duties, power or discretion. The Agent shall in all cases be fully protected in acting, or in refraining from acting in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Required Lenders and on all holders of the Notes. In the absence of a request by the Required Lenders, the Agent shall have authority, in its sole discretion, to take or not to take any action, unless the Financing Agreements specifically require the consent of the Required Lenders or of all of the Lenders.

13.	MISCELLANEOUS.

13.1    TIMING OF PAYMENTS.

For purposes of determining the outstanding balance of the Liabilities, including the computations of interest which may from time to time be owing to the Lenders, the receipt by the Agent of any check or any other item of payment whether through a blocked account or lockbox or otherwise, shall not be treated as a payment on account of the Liabilities until such check or other item of payment is actually received by the Agent at its office in Denver, Colorado and is paid to the Agent in cash or a cash equivalent.

13.2    ATTORNEYS' FEES AND COSTS.

If at any time or times hereafter the Agent or any Lender employs counsel in connection with any matters contemplated by or arising out of this Agreement, whether: (a) to commence, defend, or intervene in any litigation or to file a petition, complaint, answer, motion or other pleading; (b) to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise); (c) to consult with officers of the Agent or such Lender to advise the Agent or such Lender or to draft documents in connection with any of the foregoing or in connection with any release of the Agent's or any Lender's claims or the Agent's security interests or any proposed extension, amendment, waiver or refinancing of the Liabilities; or (d) to attempt to enforce any rights of the Agent, the Lenders or the Issuer to collect any of the Liabilities; then in any of such events, all of the reasonable attorneys' fees arising from such services, and any expenses, costs and charges relating thereto, including without limitation, all fees of all paralegals, legal assistants and other staff employed by such attorneys, together with interest at the default rate provided for in Section 3.1(c) if a Matured Default has occurred, or at the highest interest rate set forth in any promissory note referred to herein, shall constitute additional Liabilities, payable on demand.

13.3    EXPENDITURES BY THE AGENT.

In the event that the Borrower shall fail to pay taxes, insurance, assessments, costs or expenses which the Borrower is, under any of the terms hereof or of any of the other Financing Agreements, required to pay, or fails to keep its assets free from other security interests, liens or encumbrances, except as permitted herein, the Agent may, in its sole discretion and without obligation to do so, make expenditures for any or all of such purposes, and the amount so expended, together with interest at the default rate provided for in Section 3.1(c), shall constitute additional Liabilities, payable ten (10) days after demand.

13.4    THE AGENT'S COSTS AND EXPENSES AS ADDITIONAL
LIABILITIES.

The Borrower shall reimburse the Agent for all expenses and fees paid or incurred in connection with the documentation, negotiation and closing of the loans and other financial accommodations described in this Agreement (including without limitation, filing and recording fees, and the reasonable fees and expenses of the Agent's attorneys, paralegals and legal assistants, whether outside the Agent or in its legal department, and whether such expenses and fees are incurred prior to or after the Closing Date). The Borrower further agrees to reimburse the Agent for all expenses and fees paid or incurred in connection with the documentation of any renewal or extension of the Loans, any additional financial accommodations, or any other amendments to this Agreement. All costs and expenses incurred by the Agent with respect to such negotiation and documentation together with interest at the highest interest rate set forth in any promissory note referred to herein, shall constitute additional Liabilities, payable on demand.

13.5    CLAIMS AND TAXES.

The Borrower agrees to indemnify and hold the Agent, the Lenders and the Issuer harmless from and against any and all claims, demands, liabilities, losses, damages, penalties, costs, and expenses (including without limitation, reasonable attorneys' fees) relating to or in any way arising out of the possession, use, operation or control of any of the Borrower's assets. The Borrower shall pay or cause to be paid all license fees, bonding premiums and related taxes and charges, and shall pay or cause to be paid all of the Borrower's real and personal property taxes, assessments and charges and all of the Borrower's franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against the Borrower, or payable by the Borrower, at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to the Borrower's property, provided however, that the Borrower shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, and upon such good faith contest to delay or refuse payment thereof, if (a) the Borrower establishes adequate reserves to cover such contested taxes; and (b) such contest does not and will not have a material adverse effect on the financial condition of the Borrower or the ability of the Borrower to pay any of the Liabilities.

13.6    INSPECTION.

Upon reasonable prior notice (provided that such notice shall not be required after the occurrence and during the continuance of a Default or a Matured Default), the Agent (by and through its officers and employees), or any Person designated by the Agent in writing, shall have the right, from time to time hereafter, to call at the Borrower's place or places of business (or any other place where any information relating thereto is kept or located) during reasonable business hours, and without hindrance or delay, to: (a) inspect, audit, check and make copies of and extracts from the Borrower's books, records, journals, orders, receipts and any correspondence and other data relating to the Borrower's business or to any transactions between the parties to this Agreement; and (b) review operating procedures, review maintenance of property and discuss the affairs, finances and business of the Borrower with the Borrower's officers, employees or directors. The Borrower agrees to pay to the Agent an annual audit fee in accordance with the Agent's Letter, on the date of this Agreement, and on each Anniversary Date as long as Loans are outstanding, for all expenses incurred by or on behalf of the Agent in making inspections under this Section 13.6, including without limitation, travel and photocopying expenses. The foregoing fees shall be fully earned on the dates they become payable and, at the option of the Agent, shall be paid by Agent initiated Loans. The Lenders shall have the right to accompany the Agent on any inspections under this Section 13.6, at their own expense.

13.7    EXAMINATION OF BANKING RECORDS.

The Borrower consents to the examination by the Agent, the Agent's officers, employees and agents, or any of them, after the occurrence and during the continuance of a Default or a Matured Default, of any and all of the Borrower's banking records, wherever they may be found, and directs any Person which may be in control or possession of such records (including without limitation, any bank, other financial institution, accountant or lawyer) to provide such records to the Agent and the Agent's officers, employees and agents, upon their request. Such examination may be conducted by the Agent with prior notice to the Borrower, which notice need not be written, any such written notice being waived by the Borrower.

13.8    GOVERNMENTAL REPORTS.

The Borrower authorizes all duly constituted federal, state and municipal authorities to furnish to the Agent copies of their reports of examinations or inspections of the Borrower.

13.9    RELIANCE BY THE AGENT, THE LENDERS AND THE ISSUER.

All covenants, agreements, representations and warranties made herein by the Borrower shall, notwithstanding any investigation by the Agent or any of the Lenders, be deemed to be material to and to have been relied upon by the Agent, the Lenders and the Issuer.

13.10   PARTIES.

Whenever in this Agreement there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the respective successors and assigns of the Borrower, the Agent, the Lenders and the Issuer.

13.11   APPLICABLE LAW; SEVERABILITY

This Agreement shall be construed in all respects in accordance with, and governed by, the laws and decisions of the State of Colorado. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

13.12	SUBMISSION TO JURISDICTION; WAIVER OF BOND AND
TRIAL BY JURY.

AT THE OPTION OF THE AGENT, THE BORROWER WAIVES, TO THE
EXTENT PERMITTED BY LAW, TRIAL BY JURY, AND WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE AGENT. THE BORROWER CONSENTS TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED WITHIN THE CITY AND COUNTY OF DENVER, COLORADO AND WAIVES ANY OBJECTION WHICH THE BORROWER MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON THE BORROWER, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO THE BORROWER AT THE ADDRESS SET FORTH IN
SECTION 13.18. THE BORROWER IRREVOCABLY APPOINTS CT CORPORATION AS THE BORROWER'S AGENT FOR THE PURPOSE OF ACCEPTING THE SERVICE OF ANY PROCESS WITHIN THE STATE OF COLORADO, WHICH SERVICE OF PROCESS SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT BY THE BORROWER OR THREE (3) DAYS AFTER SUCH AGENT FOR SERVICE OF PROCESS HAS POSTED THE SAME TO THE BORROWER'S ADDRESS SET FORTH IN SECTION 13.18. TO THE EXTENT PERMITTED BY LAW, THE BORROWER ALSO CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING IN THIS PARAGRAPH SHALL AFFECT THE RIGHT OF THE AGENT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE AGENT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR THE BORROWER'S PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

13.13   APPLICATION OF PAYMENTS WAIVER.

Notwithstanding any contrary provision contained in this Agreement or in any of the other Financing Agreements, after the occurrence and during the continuance of a Default or a Matured Default, the Borrower irrevocably waives the right to direct the application of any and all payments at any time received by the Agent from the Borrower, and the Borrower irrevocably agrees that the Agent shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter against the Liabilities, in such manner as the Agent may deem advisable, notwithstanding any entry by the Agent upon any of the Agent's books and records.

13.14   MARSHALLING; PAYMENTS SET ASIDE.

The Agent and the Lenders shall be under no obligation to marshall any assets in favor of the Borrower or against or in payment of any or all of the Liabilities. To the extent that the Borrower makes a payment or payments to the Agent or any Lender or the Agent or any Lender receives any payment for the Borrower's benefit or exercises the Agent's or any Lender's rights of set-off, and such payment or payments or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

13.15   SECTION TITLES.

The section titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement among the parties.

13.16   CONTINUING EFFECT.

This Agreement and all of the other Financing Agreements shall continue in full force and effect so long as any Liabilities shall be owed to the Agent and/or any of the Lenders and (even if there shall be no Liabilities outstanding) so long as the Agent and/or any of the Lenders remains committed to make
Loans under this Agreement.

13.17   NO WAIVER.

The Agent's or the Required Lenders' failure, at any time or times hereafter, to require strict performance by the Borrower of any provision of this Agreement shall not waive, affect or diminish any right of the Agent or the Required Lenders thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Agent or the Required Lenders of any Default or Matured Default under this Agreement or any of the other Financing Agreements, shall not suspend, waive or affect any other Default or Matured Default under this Agreement or any of the other Financing Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of the Borrower contained in this Agreement or any of the other Financing Agreements and no Default or Matured Default under this Agreement or any of the other Financing Agreements, shall be deemed to have been suspended or waived by the Agent or the Required Lenders unless such suspension or waiver is in writing signed by an officer of the Agent or each of the Required Lenders (as applicable) and is directed to the Borrower specifying such suspension or waiver.

13.18   NOTICES.

(a)	All notices and other communications provided for
herein shall be in writing (including telex, facsimile, or cable communication) and shall be mailed, telexed, cabled or delivered addressed as follows:

(ii)	If to the Agent at:


        U.S. Bancorp, Inc.
        950 Seventeenth Street, Suite 350
        Denver, Colorado  80202
        Attn:  James A. Bosco, President
        Facsimile: (303) 585-4732


        with a copy to:


        Ellen Beverley McNamara
        Dorsey & Whitney
        370 Seventeenth Street, Suite 4400
        Denver,  Colorado  80202


(ii)	If to the Borrower at:


        John B. Sanfilippo & Son, Inc.
        2299 Busse Road
        Elk Grove Village, IL 60007
        Attn: Gary P. Jensen
        Facsimile: (847) 593-9608


        with a copy to:


        Jeffrey L. Elegant, Esq.
        Jenner & Block
        One IBM Plaza
        Chicago, Illinois 60611
        Facsimile: (312) 840-7720



(iii)	If to any of the Lenders other than the
Agent, at the address for such Lender set forth on the applicable signature page of this Agreement;


and, as to each party hereto, at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall, when mailed, telecopied, telexed, transmitted or cabled, become effective when deposited in the mail, confirmed by telex answerback, transmitted by telecopier or delivered to the cable company respectively, except that notices and communications to the Agent shall not be effective until actually received by the Agent.

(b)	Advance notices of terminations or reductions of the
Commitments, or borrowings, conversions and prepayments of Loans and of the durations of Interest Periods, shall be delivered to the Agent by 11:00 a.m. (Denver time) the number of Business Days set forth below before the proposed date for the respective termination, reduction, borrowing, conversion or prepayment.

      EVENT                                  DAYS PRIOR NOTICE

Borrowing of Loans
  Which are Reference Rate Loans                   Same
Borrowing of Loans
  Which are Eurodollar Rate Loans                  Two
Conversion of Loans (including changes in
 Interest Periods for Eurodollar Rate Loans)       Two
Prepayments of Loans
  Which are Reference Rate Loans                   Same
Prepayments of Loans
  Which are Eurodollar Rate Loans                  Two
Termination of Commitments                         Five


13.19   MAXIMUM INTEREST.

No agreements, conditions, provisions or stipulations contained in this Agreement or in any of the other Financing Agreements, or any Matured Default, or any exercise by the Agent of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever, contained in this Agreement or any of the other Financing Agreements, or the arising of any contingency whatsoever, shall entitle the Agent to collect, in any event, interest exceeding the Highest Lawful Rate, and in no event shall the Borrower be obligated to pay interest exceeding the Highest Lawful Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel the Borrower to pay a rate of interest exceeding the Highest Lawful Rate, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such Highest Lawful Rate. In the event any interest is charged in excess of the Highest Lawful Rate ("Excess"), the Borrower acknowledges and stipulates that any such charge shall be the result of an accidental and bona fide error, and such Excess shall be, first, applied to reduce the principal of any Liabilities due, and, second, returned to the Borrower, it being the intention of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship. The Borrower and the Agent both recognize that, with fluctuations in the Reference Rate, such an unintentional result could inadvertently occur. By the execution of this Agreement, the Borrower covenants that (a) the credit or return of any Excess shall constitute the acceptance by the Borrower of such Excess and (b) the Borrower shall not seek or pursue any other remedy, legal or equitable, against the Agent based, in whole or in part, upon the charging or receiving of any interest in excess of the Highest Lawful Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Agent, all interest at any time contracted for, charged or received by the Agent in connection with the Liabilities shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Agreement.

13.20   ADDITIONAL ADVANCES.

All fees, charges, expenses, costs, expenditures, obligations, liabilities, losses, penalties and damages incurred or suffered by the Agent and/or the Lenders and for which the Borrower is bound to indemnify or reimburse the Agent and/or the Lenders under this Agreement (other than those which may be paid without demand therefor, by the Agent initiated Loans) may, at the option of the Agent, be paid by Agent initiated Loans if such amounts remain unpaid for a period of ten (10) Business Days after the Agent and/or the Lenders have made demand therefor.

13.21     REPRESENTATIONS BY THE LENDERS.

Each Lender represents that it is the present intention of such Lender, as of the date of its acquisition of the Notes, to acquire the Notes for its account or for the account of its Affiliates, and not with a view to the distribution or sale thereof, and, subject to any applicable laws, the disposition of such Lender's property shall at all times be within its control. The Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be transferred, sold or otherwise disposed of except (a) in a registered offering under the Securities Act; (b) pursuant to an exemption from the registration provisions of the Securities Act; or (c) if the Securities Act shall not apply to the Notes or the transactions contemplated by the Financing Agreements. Nothing in this Section 13.21 shall affect the characterization of the Loans and the transactions contemplated hereunder as commercial lending transactions.

13.22     COUNTERPARTS.

This Agreement may be executed in several counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

13.23     SET-OFF.

The Borrower gives and confirms to each Lender a right of set-off of all moneys, securities and other property of the Borrower (whether special, general or limited) and the proceeds thereof, now or hereafter delivered to remain with or in transit in any manner to such Lender, its correspondent or its agents from or for the Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise or coming into possession of such Lender in any way, and also, any balance of any deposit accounts and credits of the Borrower with, and any and all claims of security for the payment of the Liabilities owed by the Borrower to such Lender, contracted with or acquired by the Lender, whether such liabilities and obligations be joint, several, absolute, contingent, secured, unsecured, matured or unmatured, and the Borrower authorizes such Lender at any time or times, without prior notice after the occurrence of a Matured Default, to apply such money, securities, other property, proceeds, balances, credits or claims, or any part of the foregoing, to such liabilities in such amounts as it may select, whether such Liabilities be contingent, unmatured or otherwise, and whether any collateral security therefor is deemed adequate or not. The rights described herein shall be in addition to any collateral security described in any separate agreement executed by the Borrower.

13.24   ASSIGNMENTS AND PARTICIPATIONS.

(a)	After the Closing Date and subject to the prior written
consent of the Agent and in the absence of a Default or a Matured Default, the prior written consent of the Borrower, in both cases such consents not to be unreasonably withheld, each Lender may assign to any Person (the "Assignee") all or a portion of its rights and obligations under this Agreement (including without limitation, all or a portion of its Commitment and the Notes held by it); provided however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations under this Agreement,
(ii) the total amount of the Commitments (based on the original Commitments without giving effect to any repayments or prepayments) so assigned to an Assignee or to an Assignee and its affiliates taken as a whole shall equal or exceed $5,000,000,
(iii) the remaining Commitments, if any, (based on the original Commitments without giving effect to any repayments or prepayments) held by the assigning Lender after giving effect to any such assignment shall equal or exceed $5,000,000, (iv) the assignment will not cause the Borrower to incur any additional liability and (v) the parties to each such assignment shall execute and deliver to the Agent for its acceptance an Assignment and Acceptance in substantially the form attached as Exhibit 13A ("Assignment and Acceptance"), together with any Note or Notes subject to such assignment, a processing and recordation fee of $5,000, and the unearned portion of any and all fees under
Section 6.1 or Section 6.2. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the date on which such Assignment and Acceptance is accepted by the Agent, (vi) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender under the Financing Agreements, and (vii) the assigning Lender thereunder shall be deemed to have relinquished its rights and to be released from its obligations under the Financing Agreements, to the extent (and only to the extent) that its rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under the Financing Agreements, such Lender shall cease to be a party thereto). The Agent may, at its option, pay to any Assignee the unearned portion of fees under Section 6.1 or Section 6.2 required to be delivered to the Agent above, or the Agent may retain such fees for its own account.

(b)	By executing and delivering an Assignment and
Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Financing Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Agreements or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Financing Agreements or any other instrument or document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of the Financing Agreements, together with copies of the financial statements referred to in Section 7.15 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;
(v) such Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Financing Agreements as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Financing Agreements are required to be performed by it as a Lender.

(c)	The Agent shall maintain at its address referred to in
Section 13.18 a copy of each Assignment and Acceptance delivered to and accepted by it.

(d)	Upon its receipt of an Assignment and Acceptance
executed by an assigning Lender, together with any Note subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and if all required consents have been obtained: (i) accept such Assignment and Acceptance, and
(ii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note a new Note to the order of such Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it. Such new Note shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of
Exhibit 2A. Upon receipt by the Agent of such new Note conforming to the requirements set forth in the preceding sentences, the Agent shall return to the Borrower such surrendered Note, marked to show that such surrendered Note has
(have) been replaced, renewed and extended by such new Note.

(e) 	Each Lender may sell participations to one or more
banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including without limitation, all or a portion of its Commitment and the Note held by it); provided however, that (i) such Lender's obligations under this Agreement (including without limitation, its Commitment to the Borrower) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the sale of the participation will not cause the Borrower to incur any additional liability, (v) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, provided however, that no participant shall be entitled to recover under the above provisions an amount in excess of the proportionate share which such participant holds of the original aggregate principal amount to which the assigning Lender would otherwise be entitled; and
(vi) no participant shall have any voting rights under this Agreement.

(f)	 Any Lender may, in connection with any assignment or
participation or proposed assignment or participation pursuant to this Section 13.24, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided however, that prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Lender.

(g)	Any Lender may assign and pledge all or any of the
instruments held by it to any Federal Reserve Bank, the United States Treasury or AgriBank, Farm Credit Bank, as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve System and/or such Federal Reserve Bank or any applicable regulation providing for such assignments and pledges to AgriBank, Farm Credit Bank; provided however, that any payment made by the Borrower for the benefit of such assigning and/or pledging Lender in accordance with the terms of the Financing Agreements shall satisfy the Borrower's obligations under the Financing Agreements in respect thereof to the extent of such payment. No such assignment and/or pledge shall release the assigning and/or pledging Lender from its obligations hereunder.

13.25     CREDIT AGREEMENT CONTROLS.

If there are any conflicts or inconsistencies among this Agreement and any of the other Financing Agreements, the provisions of this Agreement shall prevail and control.

13.26     OBLIGATIONS SEVERAL.

The obligations of each Lender under each Financing
Agreement to which it is a party are several, and no Lender shall be responsible for any obligation or Commitment of any other Lender under any Financing Agreement to which it is a party. Nothing contained in any Financing Agreement to which it is a party, and no action taken by any Lender pursuant thereto, shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture, or any other kind of entity.

13.27     PRO RATA TREATMENT.

All Loans under, and all payments and other amounts received in connection with this Agreement (including without limitation, amounts received as a result of the exercise by any Lender of any right of set-off) shall be effectively shared by the Lenders ratably in accordance with their respective Pro Rata Percentages. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of, or interest on, or fees in respect of, any Note held by it (other than pursuant to Section 5) in excess of its Pro Rata Percentage of payments on account of similar Notes obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Notes or Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of: (a) the amount of such Lender's required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Disproportionate payments of interest shall be shared by the purchase of separate participations in unpaid interest obligations, disproportionate payments of fees shall be shared by the purchase of separate participations in unpaid fee obligations, and disproportionate payments of principal shall be shared by the purchase of separate participations in unpaid principal obligations. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this
Section 13.27 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. Notwithstanding the foregoing, a Lender may receive and retain an amount in excess of its Pro Rata Percentage to the extent, but only to the extent, that such excess results from such Lender's Highest Lawful Rate exceeding another Lender's Highest Lawful Rate.

13.28     CONFIDENTIALITY.

Each of the Agent and the Lenders agrees that it will use its best efforts to keep confidential, in accordance with its customary procedures for handling confidential information and in accordance with safe and sound banking practices, any proprietary information of the Borrower in writing by the Borrower, as being proprietary and confidential; provided however, that the Agent or any Lender may disclose any such information (a) to enable it to comply with any Governmental Requirement applicable to it, (b) in connection with the defense of any litigation or other proceeding brought against it arising out of the transactions contemplated by this Agreement and the other Financing Agreements, (c) in connection with the supervision and enforcement of the rights and remedies of the Agent and Lenders under any Financing Agreement and (d) as set forth in Section 13.24 (f).

13.29     INDEPENDENCE OF COVENANTS.

All covenants under Section 10 shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or a Matured Default if such action is taken or condition exists.

13.30     AMENDMENTS AND WAIVERS.

(a)	Except as provided in clause (b) or clause (c) of this
Section 13.30, any term, covenant, agreement or condition of this Agreement may be amended only by a written amendment executed by the Borrower, the Required Lenders and, if the rights or duties of the Agent are affected thereby, the Agent, or compliance therewith only may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Borrower shall have obtained the consent in writing of the Required Lenders and, if the rights or duties of the Agent are affected thereby, the Agent.

(b)	Notwithstanding clause (a) of this Section 13.30, no
amendment or waiver that does not have the consent in writing of the holders of all outstanding Notes or of all Lenders if no Loans are outstanding shall (a) reduce the amount or postpone the date of payment of any scheduled payment or required payment of principal of the Notes or reduce the rate or extend the time of payment of interest on the Notes, or reduce the amount of principal thereof, or modify any of the provisions of the Notes with respect to the payment or prepayment thereof, (b) give to any Note any preference over any other Note, (c) amend any of the following definitions: Available Amount, Pro Rata Percentage or Required Lenders, (d) alter, modify or amend the provisions of this Section 13.30, (e) change the amount or increase the term of any of the Commitments or change the fees required under Section 6, (f) alter, modify or amend the provisions of Section 8 of this Agreement, or (g) alter, modify or amend any Lender's right to consent to any action, make any request or give any notice. Any such amendment or waiver shall apply equally to all Lenders and all the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Borrower, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived.

(c)	Notwithstanding clause (a) of this Section 13.30, the
Agent and the Borrower, without the consent of either the Required Lenders or the holders of all outstanding Notes or of all Lenders if no Loans are outstanding, may execute amendments to this Agreement and the Financing Agreements which amendments consist solely of the making of technical corrections and/or other minor changes which do not materially adversely affect the rights of the Lenders.

13.31.	FINAL AGREEMENT.

THIS WRITTEN AGREEMENT, THE NOTES AND THE OTHER FINANCING
AGREEMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND
MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR
SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN
ORAL AGREEMENTS BETWEEN THE PARTIES.

[Balance of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

                                               JOHN B. SANFILIPPO & SON,
                                               INC., a Delaware corporation


                                               By /s/ Gary P. Jensen
                                               -------------------------
                                               Its Executive Vice President,
                                                   Finance and Chief Financial
                                                   Officer
                                                   ---------------------------

                                                SUNSHINE NUT CO., INC., a
                                                Texas corporation


                                                By /s/ Michael J. Valentine
                                                   ------------------------
                                                Its Assistant Secretary
                                                    -------------------

                                                QUANTZ ACQUISITION CO., INC.,
                                                a Delaware corporation


                                                By /s/ Michael J. Valentine
                                                   -------------------------
                                                Its Assistant Secretary
                                                    -------------------

                                                JBS INTERNATIONAL, INC., a
                                                Barbados corporation


                                                By /s/ Michael J. Valentine
                                                   -------------------------
                                                Its Assistant Secretary
                                                    -------------------



                                                U.S. BANCORP AG CREDIT, INC.,
                                                as Agent and as a Lender
                                                950 17th Street, Suite 350
                                                Denver, Colorado  80202


                                                By /s/ Kenneth L. Warlick
                                                   -------------------------
                                                Its Vice President
                                                    --------------


                                                THE OTHER LENDERS:


                                                KEYBANK NATIONAL ASSOCIATION,
                                                as a Lender

                                                By /s/ Brian Wise
                                                   ---------------------------
                                                Its Vice President
                                                    --------------

                                                LASALLE NATIONAL BANK, as a
                                                Lender

                                                By /s/ James Minich
                                                   ---------------------------
                                                Its Vice President
                                                    --------------